                                                                    EXHIBIT 10.1

                                             ===================================
                                                         CONFIDENTIAL
                                                     TREATMENT REQUESTED
                                             ===================================

================================================================================



                         PRODUCT DEVELOPMENT AGREEMENT



                                BY AND BETWEEN



                         TARGETED GENETICS CORPORATION



                                      AND



                           GENETICS INSTITUTE, INC.





                            DATED NOVEMBER 9, 2000



================================================================================

* Portions of this exhibit have been omitted pursuant to a request for confidential treatment filed with the Securities and Exchange Commission. The omitted portions of this exhibit have been filed separately with the Securities and Exchange Commission

                               TABLE OF CONTENTS

                                                                                                          Page
                                                                                                          ----
ARTICLE 1 DEFINITIONS...................................................................................     1

ARTICLE 2 PRODUCT DEVELOPMENT...........................................................................     8

     2.1    Steering Committee..........................................................................     8
     2.2    Responsibilities of the Parties.............................................................    10
     2.3    Development Plan Funding....................................................................    11
     2.4    Other Costs and Expenses....................................................................    13
     2.5    Additional Technology.......................................................................    14
     2.6    Reports; Inspection.........................................................................    16
     2.7    Conduct of Development Work; Subcontracting.................................................    16
     2.8    Approval Applications and Regulatory Approvals..............................................    16
     2.9    TGC Records and GI Audit Rights.............................................................    18

ARTICLE 3 CONSIDERATION.................................................................................    19

     3.1    Other Payments by GI........................................................................    19
     3.2    Taxes and Withholding.......................................................................    20
     3.3    Currency....................................................................................    20
     3.4    Payments; Late Payments.....................................................................    20

ARTICLE 4 EXCLUSIVITY, GRANT OF RIGHTS AND RELATED COVENANTS............................................    21

     4.1    Exclusivity.................................................................................    21
     4.2    Grant of License by TGC to GI...............................................................    21
     4.3    Covenant by TGC With Respect to Rights Under TGC IP Agreements..............................    21
     4.4    Grant of Option to License by GI to TGC.....................................................    22
     4.5    Covenant by GI To Take No Action............................................................    22
     4.6    Improvements and Other Development Activities...............................................    22
     4.7    Protein B Option............................................................................    23
     4.8    No Other Rights.............................................................................    24

ARTICLE 5 REPRESENTATIONS, WARRANTIES AND COVENANTS.....................................................    24

     5.1    Representations and Warranties of the Parties Concerning Corporate Authorizations...........    24
     5.2    Representations, Warranties and Covenants of TGC Concerning Agreement
            Product Development.........................................................................    24
     5.3    Representations and Warranties Specific to TGC IP Agreements................................    26
     5.4    Covenants Regarding TGC IP Agreements.......................................................    27
     5.5    Disclaimer..................................................................................    27

ARTICLE 6 INTELLECTUAL PROPERTY MATTERS.................................................................    28

     6.1    Ownership of Intellectual Property..........................................................    28

     6.2    Ownership of Approval Applications and Regulatory Approvals.................................    28
     6.3    Prosecution and Maintenance of Patent Rights; Abandonment...................................    29
     6.4    Prosecution and Maintenance of Joint Patents; Abandonment...................................    30
     6.5    Enforcement of Patent Rights................................................................    30
     6.6    Settlement with a Third Party...............................................................    32
     6.7    Infringement of Third Party Rights..........................................................    32
     6.8    Third Party Patents.........................................................................    34
     6.9    Trademarks..................................................................................    34

ARTICLE 7 CONFIDENTIALITY...............................................................................    35

     7.1    Confidentiality; Exceptions.................................................................    35
     7.2    Authorized Disclosure.......................................................................    35
     7.3    Return of Confidential Information..........................................................    36
     7.4    Publications and Announcements..............................................................    36

ARTICLE 8 TERM AND TERMINATION..........................................................................    37

     8.1    Term........................................................................................    37
     8.2    Termination for Technical or Commercial Non-Viability.......................................    37
     8.3    Termination at Will.........................................................................    37
     8.4    Termination for Cause.......................................................................    38
     8.5    Termination for Insolvency..................................................................    38
     8.6    Rights on Termination.......................................................................    38
     8.7    Accrued Rights..............................................................................    40
     8.8    Survival....................................................................................    40

ARTICLE 9 INDEMNIFICATION; INSURANCE; LIMITATION OF LIABILITY...........................................    41

     9.1    Indemnification by GI.......................................................................    41
     9.2    Indemnification by TGC......................................................................    41
     9.3    Indemnification Procedure...................................................................    42
     9.4    Insurance...................................................................................    43
     9.5    Limitation of Liability; Remedies Cumulative................................................    43

ARTICLE 10 GOVERNING LAW; DISPUTE RESOLUTION                                                                44

     10.1   Governing Law...............................................................................    44
     10.2   Dispute Resolution..........................................................................    44

ARTICLE 11 MISCELLANEOUS................................................................................    44

     11.1   Assignment..................................................................................    44
     11.2   Force Majeure...............................................................................    45
     11.3   Further Actions.............................................................................    45
     11.4   Governmental Approvals; Compliance with Law.................................................    45
     11.5   Public Announcement.........................................................................    45
     11.6   Notices.....................................................................................    46
     11.7   Waiver......................................................................................    47
     11.8   Disclaimer of Agency........................................................................    47
     11.9   Severability................................................................................    47

     11.10  Entire Agreement............................................................................    47
     11.11  Counterparts................................................................................    49

                        List of Schedules and Exhibits

     Schedule 1.17      GI Patent Rights

     Schedule 1.28A     Licensed Patent Rights - U.S.

     Schedule 1.28B     Licensed Patent Rights - Outside U.S.

     Schedule 1.51      Specifications

     Schedule 1.60      Third Party Agreements

     Schedule 2.3.3     Development Plan Funding for First Project Year

     Schedule 4.2.1     Exclusive Grant Exceptions

     Schedule 5.2(d)    Third Party Rights

     Schedule 5.2(e)    Third Party Rights

     Schedule 5.2(f)    Third Party Rights

     Schedule 5.2(g)    Grants to Third Parties



     Exhibit A          Development Plan

     Exhibit B          Adverse Experience Reporting Procedures

                         PRODUCT DEVELOPMENT AGREEMENT

     THIS PRODUCT DEVELOPMENT AGREEMENT (the "Agreement") is made effective as of the 9th day of November 2000 (the "Effective Date") by and between Targeted Genetics Corporation, a corporation organized under the laws of the State of Washington, having offices at 1100 Olive Way, Suite 100, Seattle, Washington 98101, ("TGC") and Genetics Institute, Inc., having offices at 87 CambridgePark Drive, Cambridge, Massachusetts 02140, ("GI"). TGC and GI are sometimes referred to herein individually as a "Party" and collectively as the "Parties."

                                   Recitals

     1. The purpose of this Agreement is to provide for the development of certain gene therapy products for the treatment of Hemophilia A and, under certain circumstances, Hemophilia B.

     2. TGC owns or has rights under certain patents, patent applications, other valuable technology and know-how relating to an adeno-associated viral gene system to deliver genetic material for the purpose of treating acquired or inherited diseases, and may develop or acquire additional such rights.

     3. GI owns or has rights under certain patents, patent applications, other valuable technology and know-how relating to cloning and expression of proprietary genetic sequences encoding, and has expertise in the clinical development and marketing of, human Factor VIII and Factor IX for the treatment of Hemophilia A and Hemophilia B, respectively.

     4. Simultaneously with this Agreement, the Parties are entering into a certain Supply Agreement pursuant to which TGC will manufacture and sell exclusively to GI, and GI will purchase exclusively from TGC, such gene therapy products.

     In consideration of the premises and of the mutual covenants and obligations set forth herein, the Parties hereby agree as set out below.

                                   ARTICLE 1

                                  DEFINITIONS

     The following capitalized terms shall have the following meanings:

     1.1  "Additional Technology" shall have the meaning set forth in Section
2.5.

     1.2  "Additional Technology Cost" shall have the meaning set forth in
Section 2.5.

     1.3 "Affiliate" means any individual, corporation, association or other business entity which directly or indirectly controls, is controlled by or is under common control with the Party in question. As used in this definition of "Affiliate," the term "control" means the direct or indirect ownership of more than fifty percent (50%) of the stock having the right to vote for directors thereof or the ability to otherwise control the management of the corporation or other business entity whether through the ownership of voting securities, by contract, resolution, regulation or otherwise; provided, however, that the term "Affiliate" shall not include subsidiaries or other entities in which a Party or its Affiliates owns a majority of the ordinary voting power necessary to elect a majority of the board of directors or other governing body, but is restricted from electing such majority by contract or otherwise until the time such restrictions are no longer in effect.

     1.4 "Agreement Product" means any Protein A Agreement Product and, if the Protein B Option is exercised pursuant to the terms and conditions set forth herein in Section 4.7, any Protein B Agreement Product.

     1.5 "Applicable Laws" means all laws, statutes, ordinances, codes, rules and regulations which have been enacted by a Government Authority and are in force as of the Effective Date or come into force during the term of this Agreement, in each case to the extent that the same are applicable to the performance by the Parties of their respective obligations under this Agreement. For purposes of this Agreement, GLP and GMP shall be deemed to be within the term "Applicable Laws."

     1.6 "Approval Application" means any application necessary and appropriate to obtain a Regulatory Approval, together with all required documents, data and information concerning the Agreement Product which is the subject of such application.

     1.7 "Contract Manufacturer" means any Person contracted by TGC to provide manufacturing-related products or services which constitute or are material to an Agreement Product, or any component or ingredient therein, or which result in any work product or other information that TGC or GI would include or might reasonably be expected to include in any document or report, including, without limitation, an Approval Application, submitted to a Government Authority or be subject to review by a Government Authority including, without limitation, the FDA. Without limiting the foregoing, the term "Contract Manufacturer" shall include any Person, other than an Outside Contractor, whose acts or omissions in connection with its assumption of any obligation of TGC under this Agreement or the Supply Agreement would be imputed to, and would therefore be considered, the acts or omissions of TGC pursuant to FFDCA or by a Government Authority, including, without limitation, the FDA.

     1.8 "Control" means, with respect to intellectual property, that the Party named as having Control owns such intellectual property, or otherwise possesses the ability to grant a license or sublicense under such intellectual property without violating the terms of any agreement or other arrangement with a Third Party.

     1.9   "Development Period" means the term of the Development Plan.

     1.10  "Development Plan" shall have the meaning set forth in Section 2.1.

     1.11  "Development Plan Funding" shall have the meaning set forth in
Section 2.3.1.

     1.12  "Development Work" shall have the meaning set forth in Section 2.1.

     1.13 "Effective Date" shall have the meaning set forth in the first paragraph of this Agreement.

     1.14  "Excluded Future Agreements" shall have the meaning set forth in
Section 4.1.

     1.15 "FDA" means the United States Food and Drug Administration, and any successor thereto.

     1.16 "FFDCA" means the Federal Food, Drug, and Cosmetic Act, 21 U.S.C. (S) 321 et seq., as amended from time to time.

     1.17 "GI Patent Rights" means (i) the United States patents applications and patents listed on Schedule 1.17; (ii) all divisional, continuation, continuation-in-part or substitute applications which claim priority from any of the patent applications within (i) above; (iii) all United States patents which may issue on any of the patent applications within (i) or (ii) above; (iv) all extensions, re-examinations, or reissues of United States. patents within (i) or
(iii) above; and (v) all foreign patent applications and patents corresponding to any of the patent applications or patents within (i), (ii), (iii) or (iv) above.

     1.18  "GI Trademarks" shall have the meaning set forth in Section 6.8.1.

     1.19 "GLP" means current good laboratory practices equivalent to those applicable in the United States and Europe and in effect from time to time during the term of this Agreement.

     1.20 "GMP" means current good manufacturing practices equivalent to those applicable in the United States and Europe and in effect from time to time during the term of this Agreement.

     1.21 "Government Authority" means any supranational, national, regional, state or local government, court, governmental agency, authority, board, bureau, instrumentality or regulatory body.

     1.22 "Improvement" means any improvement in or modification to an existing Agreement Product developed or in development under the Development Plan, except to the extent that such improvement or modification results in a molecular sequence that is different from the molecular sequence of such Agreement Product. The term "Improvement" shall not include any New Product.

     1.23 "IND" means an Investigational New Drug application filed with or submitted to the FDA.

     1.24 "Joint Invention" means any invention, development, or discovery made or created during the course of performance of the Development Work jointly by
(i) employees or agents of TGC or any of its Affiliates, and (ii) employees or agents of GI or any of its Affiliates.

     1.25 "Joint Patents" means (i) all patent applications that claim Joint Inventions and that are filed by or for the behalf of TGC and/or GI or an Affiliate of either pursuant to Section 6.4; (ii) all patent applications for patents that claim Improvements with respect to a Joint Invention; (iii) all divisional, continuation, continuation-in-part or substitute applications which claim priority from any of the patent applications within (i) or (ii) above; and (iv) all patents which may issue on any of the patent applications within (i), (ii) or
(iii) above, and all extensions, reexaminations or re-issues of any of such patents.

     1.26 "Know-How" means information, data and proprietary rights of any type whatsoever (other than the Patent Rights) in any tangible or intangible form whatsoever relevant to the development, manufacture and commercialization of an Agreement Product, including, without limitation, inventions, practices, methods, techniques, specifications, formulations, formulae, knowledge, know-how, skill, experience, test data (including pharmacological, biological, chemical, biochemical, toxicological and clinical test data), analytical and quality control data, stability data, results of studies, technical drawings and related copyrights, and other similar information.

     1.27 "Licensed Know-How" means Know-How Controlled by TGC at any time during the term of this Agreement.

     1.28 "Licensed Patent Rights" means (i) the United States patent applications and patents listed on Schedule 1.28A and, except as otherwise provided herein, all other United States patent applications and patents Controlled by TGC at any time during the term of this Agreement relating to the subject matter of this Agreement, including, without limitation, patent applications and patents with respect to Improvements and New Products; (ii) all divisional, continuation, continuation-in-part or substitute applications which claim priority from any of the patent applications within (i) above; (iii) all United States patents which may issue on any of the patent applications within
(i) or (ii) above; (iv) all extensions, re-examinations, or reissues of United States patents within (i) or (iii) above; and (v) all foreign patent applications and patents corresponding to any of the patent applications or patents within (i), (ii), (iii) or (iv) above, including, without limitation, the patents and patent applications listed on Schedule 1.28B. Notwithstanding anything to the contrary, "Licensed Patent Rights" shall not include any patent application or patent subject to, or under which TGC received any right or license pursuant to, a Third Party Agreement.

     1.29 "Major Market Countries" means the United States, United Kingdom, France, Germany, Italy, Canada and Japan.

     1.30  "Net Sales" means:

           1.30.1 Arm's Length Transactions - Normal. Except as provided in
                  ----------------------------------
Sections 1.30.2 or 1.30.3 or 1.30.4 below, in the case of sales by or for the benefit of a Person (the "Seller") to independent, unrelated Persons ("Buyers") in bona fide arm's length transactions ("Arm's Length Transactions"), "Net Sales" means the gross amount billed or invoiced by Seller with respect to any Agreement Product, less the following deductions, in each case to the extent actually allowed and taken by such Buyers and not otherwise recovered by or reimbursed to Seller in connection with such Agreement Product ("Permitted Deductions"): (i) trade, cash, promotional and quantity discounts to the extent that such amounts are set forth separately as such in the total amount billed or invoiced; (ii) taxes on sales (such as excise, sales or use taxes or value added tax) to the extent imposed upon and paid directly with respect to the sales price and set forth separately as such in the total amount billed or invoiced (and excluding national, state or local taxes based on income); (iii) freight, insurance, packing costs and other transportation charges to the extent added to the sales price and set forth separately as such in the total amount billed or invoiced; (iv) amounts repaid or credits taken by reason of rejections, defects or returns or because of retroactive price reductions, or due to recalls or government laws or regulations requiring rebates; (v) free goods, rebates taken by or fees paid to distributors, and charge-backs to the extent that such amounts are documented; and (vi) documented customs duties actually paid by Seller on import into the country of sale. "Net Sales" shall also include the amount of fair market value of all non-cash consideration to be received by Seller with respect to any Agreement Product, whether such consideration is payment in kind, exchange or other form. All such amounts shall be determined from the books and records of Seller, in accordance with United States generally accepted accounting principles, applied on a consistent basis.

           1.30.2 Arm's Length Transactions - Bulk. In the case of an Arm's
                  --------------------------------
Length Transaction where a particular Agreement Product is sold in bulk pharmaceutical form (as distinguished from finished pharmaceutical form) for resale in packaged or finished form, "Net Sales" shall be calculated by (i) determining the quantity (the "Finished Quantity") of such Agreement Product in finished pharmaceutical form that would reasonably be produced from the bulk pharmaceutical form quantity of such Agreement Product so sold, (ii) multiplying such Finished Quantity by the average price for such Agreement Product in finished pharmaceutical form during the applicable reporting period and (iii) deducting any Permitted Deductions.

           1.30.3 Combination Sales and Non-Arm's Length Transactions. In the
                  ---------------------------------------------------
case any particular Agreement Product is sold or otherwise commercially disposed of for value in connection with the delivery of any other product which is not an Agreement Product, or services which are not separately billed or invoiced, or in a transaction that is not an Arm's Length Transaction, "Net Sales" shall mean the gross amount that would have been billed or invoiced if such Agreement Product had been sold at the average billed or invoiced amount (net of all Permitted Deductions) for such Agreement Product in all Arm's Length Transactions solely involving the sale of such Agreement Product during the applicable reporting period or, if there are no such Arm's Length Transactions, at Seller's commercially reasonable determination of what the billed or invoiced amount for such Agreement Product would have been, based upon Seller's asking price for such Agreement Product or other objective criteria.

           1.30.4 Clinical Trial Samples. "Net Sales" shall not include any
                  ----------------------
consideration received with respect to a sale, use or other disposition of any Agreement Product in a country as part of a clinical trial prior to the receipt of all Regulatory Approvals required to commence full commercial sales of such Agreement Product in such country, except with respect to sales, use or other disposition under "treatment INDs," "named patient sales," "compassionate use sales," or their equivalents pursuant to which Seller is entitled, under applicable laws, regulations and regulatory policies, to recover costs incurred in providing such Agreement Product to patients.

     1.31 "New Product" means any product with potential utility in the treatment of [*] or, in the event that GI exercises the Protein B Option, [*] through use of a System to deliver a gene or other genetic material to cause the production of a protein (including, without limitation, any improvement in or modification to an existing Agreement Product) with a molecular sequence that is different from the molecular sequence of an existing Agreement Product. For the purposes of example, a product which results from a modification of the sequence of the promoter, or the gene or the vector of an existing Agreement Product shall be a New Product. The term "New Product" shall not include any Improvement.

_____________________

* Portions of this exhibit have been omitted pursuant to a request for confidential treatment filed with the Securities and Exchange Commission. The omitted portions of this exhibit have been filed separately with the Securities and Exchange Commission

     1.32 "Outside Contractor" means any Person other than a Contract Manufacturer contracted by TGC or GI to provide products or services, including, without limitation, regulatory services which are material to the performance of its responsibilities under the Development Plan or which result in any work product or other information that TGC or GI would include or might reasonably be expected to include in any document or report, including, without limitation, an Approval Application, submitted to a Government Authority or be subject to review by a Government Authority, including, without limitation the FDA. Without limiting the foregoing, the term "Outside Contractor" shall include any Person, other than a Contract Manufacturer, contracted by TGC or GI whose acts or omissions in connection with its assumption of any obligation of TGC or GI under this Agreement, would be imputed to, and would therefore be considered the acts or omissions of, TGC or GI pursuant to FFDCA or by a Government Authority, including, without limitation FDA.

     1.33 "Patent Costs" means all preparation, filing, prosecution and maintenance out-of- pocket fees and expenses, actually incurred in connection with the establishment and maintenance of rights under the Patent Rights.

     1.34 "Patent Rights" means all rights in, to or under any patent application or patent within the Joint Patents, the Licensed Patent Rights or the GI Patent Rights.

     1.35  "Person" means any person or legal entity.

     1.36 "Phase I Clinical Trial" shall have the meaning set forth in Section 1 of Exhibit A.

     1.37 "Phase II Clinical Trial" shall have the meaning set forth in Section 1 of Exhibit A.

     1.38  "Phase III Clinical Trial" shall have the meaning set forth in
Section 1 of Exhibit A.

     1.39  "Product Information" shall have the meaning set forth in Section
4.6.1.

     1.40 "Project Year" means the applicable twelve (12) month period beginning on the first day of the calendar quarter in which this Agreement is executed, or on any anniversary thereof.

     1.41  "Protein A" means [*].

     1.42 "Protein A Agreement Product" means any product, whether in bulk or finished pharmaceutical form, for treatment of [*] through use of a System to deliver (ex vivo or in vivo) a Protein A Gene for the purpose of production of Protein A.

     1.43  "Protein A Gene" means [*].

     1.44  "Protein B" means [*].

_____________________

* Portions of this exhibit have been omitted pursuant to a request for confidential treatment filed with the Securities and Exchange Commission. The omitted portions of this exhibit have been filed separately with the Securities and Exchange Commission

     1.45 "Protein B Agreement Product" means any product, whether in bulk or finished pharmaceutical form, for treatment of [*] through use of a System to deliver (ex vivo or in vivo) an Protein B Gene for the purpose of production of Protein B.

     1.46  "Protein B Gene" means [*].

     1.47  "Protein B Option" means the option granted by TGC to GI pursuant to
Section 4.7.

     1.48 "Reasonable Commercial Efforts" means, with respect to the efforts to be expended by any Person with respect to any objective, reasonable, diligent, good faith efforts to accomplish such objective as such Person would normally use to accomplish a similar objective under similar circumstances. With respect to any objective relating to the development and commercialization of an Agreement Product by any Person, "Reasonable Commercial Efforts" means efforts and resources normally used by such Person with respect to a product owned by such Person or to which such Person has similar rights which is of similar market potential at a similar stage in the development or life of such product, taking into account issues of safety, efficacy, product profile, the competitiveness of the marketplace, the proprietary position of the product, the regulatory structure involved, profitability of the Agreement Product and other relevant commercial factors.

     1.49 "Regulatory Approval" means, with respect to a nation or, where applicable, a multinational jurisdiction, (i) any approvals, licenses, registrations or authorizations necessary for the manufacture, marketing and sale of an Agreement Product in such nation or such jurisdiction, and (ii) where relevant, pricing approvals necessary to obtain reimbursement from a Government Authority with respect to such an Agreement Product. For the sake of clarity, except as otherwise expressly provided, "Regulatory Approval" shall not be achieved for an Agreement Product in a nation or, where applicable, a multinational jurisdiction until any applicable approvals relating to pricing and reimbursement from a Government Authority have been obtained in such nation or such jurisdiction.

     1.50 "Responsible Executive" shall have the meaning set forth in Section 10.2.

     1.51 "Specifications" means the specifications for an Agreement Product, consistent with the stage of development of such Agreement Product, set forth in
Schedule 1.51 as adopted by the Steering Committee pursuant to Section 2.1 and as may be amended from time to time by written agreement between the Parties.

     1.52  "Steering Committee" shall have the meaning set forth in Section 2.1.

     1.53 "Sublicensee" means an authorized or permitted sublicensee of a Party.

     1.54 "Supply Agreement" means the certain Supply Agreement, effective as of the Effective Date, by and between TGC and GI.

______________________
* Portions of this exhibit have been omitted pursuant to a request for confidential treatment filed with the Securities and Exchange Commission. The omitted portions of this exhibit have been filed separately with the Securities and Exchange Commission

     1.55 "System" means any system or method which uses [*] to deliver a gene or other genetic material.

     1.56 "TGC IP Agreements" means the Third Party Agreements and any other current or future agreement under which TGC obtains, or which otherwise affects,
(i) any Licensed Patent Right, (ii) any Licensed Know How, or (iii) any other right required or materially useful with respect to the System component of any Agreement Product.

     1.57  "TGC Option" shall mean the option granted by GI to TGC pursuant to
Section 4.4.

     1.58 "TGC Regulatory Documents" means the [*], and all other documents filed or required to be filed or otherwise submitted by TGC to FDA or other similar governmental agency or authority in connection with obtaining Regulatory Approval of manufacturing facilities and/or manufacturing processes.

     1.59 "Third Party" means any Person other than TGC or GI or their respective Affiliates.

     1.60 "Third Party Agreement(s)" means the agreements listed on Schedule 1.60, as in effect on the Effective Date.

                                   ARTICLE 2

                              PRODUCT DEVELOPMENT

     2.1   Steering Committee.

               2.1.1 In accordance with the terms and conditions set forth below, the commercial development of Agreement Products ("Development Work") will be conducted by or on behalf of the Parties pursuant to a mutually agreed development plan, the initial version of which is attached hereto as Exhibit A (as such plan is in effect from time to time, the "Development Plan"). GI and TGC will cooperate in drafting and modifying, as necessary, the Development Plan. Designated representatives of TGC will have primary responsibility for drafting of sections of the Development Plan relating to Agreement Product manufacture and Regulatory Approvals for manufacture of Agreement Products in bulk pharmaceutical form. The Development Plan will cover all aspects of the commercial development of each Agreement Product until such time as Regulatory Approval for such Agreement Product is obtained. Designated representatives of GI will have primary responsibility for drafting of sections of the Development Plan relating to clinical development and Regulatory Approvals for marketing and sale of Agreement Products in final pharmaceutical form. Within ten (10) business days after the Effective Date, each of the Parties shall appoint three
(3) individuals to serve as its representatives on a joint steering committee (the "Steering Committee"). Each Party shall have the right to change any or all of its representatives on the Steering Committee upon written notice to the other Party. The Steering Committee may appoint individuals to serve as

_______________________

* Portions of this exhibit have been omitted pursuant to a request for confidential treatment filed with the Securities and Exchange Commission. The omitted portions of this exhibit have been filed separately with the Securities and Exchange Commission representatives on subcommittees to assist the Steering Committee with respect to any particular area required for Agreement Product development under the Development Plan, including, for example, product manufacturing, quality control and assurance, preclinical studies design, implementation and evaluation, clinical protocols design, implementation and evaluation, and regulatory affairs. The Steering Committee shall:

               (a) Approve the Development Plan, including, without limitation, go/no-go criteria, timelines and responsibilities;

               (b) Monitor and make recommendations regarding the performance of the Parties under the Development Plan and the conduct of the Development Work;

               (c)  Approve modifications to the Development Plan;

               (d) Adopt Specifications for each Agreement Product in the form or forms to be delivered by TGC to GI appropriate to the development status and commercialization strategy of such Agreement Product, as recommended by an appropriate subcommittee appointed by the Steering Committee, taking into account FDA requirements and any Applicable Laws;

               (e) Comment and advise on each Party's regulatory strategies relating to Agreement Products;

               (f) Determine whether to recommend to the Parties that an Improvement should be incorporated into the Development Plan, and when Improvements are approved by the Parties, how Improvements should be incorporated into the Development Plan;

               (g) Determine whether to recommend to the Parties that a New Product be developed and, if so, whether and how such development should occur in lieu of or in addition to the then-current activities with respect to any Agreement Product then under development under the Development Plan;

               (h) Review any and all proposed publications or communications relating to the Development Plan, and activities relating to an Improvement or a New Product, if applicable, and the results therefrom and any and all proposed filings of patent applications in connection therewith.

               2.1.2 The Steering Committee shall meet not less frequently than once per calendar quarter during the Development Period, on such dates and at such times and locations as agreed to by the Parties. All decisions made or actions taken by the Steering Committee shall be made unanimously, with each Party entitled to one (1) vote. A quorum of the Steering Committee shall consist of two members, provided that at least one member appointed by each Party is present. Members of the Steering Committee may attend a meeting of the Steering Committee either in person or by telephone conference call, but not by proxy. In the event of a deadlock vote regarding a matter before the Steering Committee, the Responsible Executives of the Parties shall meet to resolve the matter in accordance with the procedures set out in Section 10.2.

     2.2   Responsibilities of the Parties.

               2.2.1   TGC shall:

               (a) Use Reasonable Commercial Efforts to perform the work to be performed by TGC under the Development Plan;

               (b) Obtain and maintain all Regulatory Approvals necessary for the manufacture and sale to GI of Agreement Products in bulk pharmaceutical form to be supplied to GI under the Supply Agreement;

               (c) Make available to GI sufficient quantities of Agreement Products necessary for GI to meet its obligations under the Development Plan to develop Agreement Products, as requested by GI;

               (d) Pursuant to the terms of the Supply Agreement, manufacture or have manufactured under GMP conditions all Agreement Products required by GI for use in clinical trials to be conducted by GI under the Development Plan and sell such Agreement Products to GI in a form as requested by GI for use in such clinical trials; and

               (e) Pursuant to the terms of the Supply Agreement, manufacture or have manufactured under GMP conditions all Agreement Products to be sold to GI.

               2.2.2   GI shall use Reasonable Commercial Efforts to:

               (a) Perform the work to be performed by GI under the Development Plan;

               (b) In consultation with TGC, prepare and submit an IND and revise or amend the IND as necessary to permit clinical testing.

               (c) Use Agreement Products sold by TGC to GI in bulk form pursuant to the Supply Agreement to manufacture or have manufactured under GMP conditions Agreement Products in appropriate dosage and appropriate delivery finished pharmaceutical form for clinical trials of such Agreement Products to be conducted by GI (except to the extent that such Agreement Products are supplied to GI by TGC in finished pharmaceutical form);

               (d) Conduct all clinical trials necessary to obtain Regulatory Approvals required to market and sell, in bulk or finished pharmaceutical form, as appropriate, each Agreement Product sold by TGC to GI under the Supply Agreement in the Major Market Countries and, on a country by country basis, in such other country or countries in which GI determines in its sole discretion to market and sell such Agreement Product (for so long as GI so determines to market and sell such Agreement Product in such other country or countries);

             (e) Obtain and maintain Regulatory Approvals to market and sell, in bulk or finished pharmaceutical form, as appropriate, each Agreement Product sold by TGC to GI under the Supply Agreement in the Major Market Countries and, on a country by country basis, in such other country or countries in which GI determines in its sole discretion to market and sell such Agreement Product (for so long as GI so determines to market and sell such Agreement Product in such other country or countries); and

             (f) Launch, promote, market and sell, in bulk or finished pharmaceutical form, as appropriate, each Agreement Product sold by TGC to GI under the Supply Agreement in the Major Market Countries and, on a country by country basis, in such other country or countries in which GI determines in its sole discretion to market and sell such Agreement Product (for so long as GI so determines to market and sell such Agreement Product in such other country or countries).

     2.3  Development Plan Funding.

             2.3.1 The Steering Committee will agree upon the Development Work to be conducted under the Development Plan (as provided in Section 2.1 above) and upon a budget for funding to cover expenses of such activities to be conducted during each Project Year, such budget to include a [*] percent ([*]%) contingency amount to cover unforeseen cost overruns or unexpected cost items (collectively, the "Development Plan Funding"). For purposes of such budget, the rate payable to TGC by GI for a full time equivalent TGC employee shall be a blended rate for all professional and technical employees of TGC based upon salary, benefits and supplies in support of the activities of such employee, which rate shall be [*] Dollars ($[*]) for the first two (2) Project Years and for any subsequent Project Year shall be the rate for the previous Project Year increased by a percentage equal to the percentage increase in the Bureau of Labor Statistics consumer price index for the Seattle area over the last twelve
(12) month period reported in such index prior to the commencement of such subsequent Project Year. Except as provided in the following sentence and in
Section 2.3.5 with respect to certain expenses in excess of budgeted amounts during the first two Project Years, TGC will be responsible for expenses incurred in a Project Year by TGC in respect of activities that were not approved by the Steering Committee or in respect of activities approved by the Steering Committee to the extent that such expenses exceed the budgeted amounts therefor including the five percent (5%) contingency amount. If, during any Project Year, the Steering Committee agrees to modify or otherwise change the activities to be conducted by TGC or to increase the amount budgeted for activities previously approved, the budget for funding to TGC for that Project Year will be revised to reflect any adjustment in the estimated expenses for such Project Year as a result of the modified or otherwise changed activities or budget.

             2.3.2 Unless otherwise agreed by GI in writing, the total funding to TGC from GI for Development Work shall be an amount equal to the lesser of either (i) Fifteen Million Dollars ($15,000,000), or (ii) the expenses actually incurred by TGC, subject to approval by the Steering

___________________

* Portions of this exhibit have been omitted pursuant to a request for confidential treatment filed with the Securities and Exchange Commission. The omitted portions of this exhibit have been filed separately with the Securities and Exchange Commission

Committee of the activities to be conducted by TGC and the expenses associated with such activities. The Parties intend such funding to be disbursed in accordance with the Development Plan over a three (3) year period. Development Plan Funding for the first Project Year is set forth in Section 2.3.3 below. Development Plan Funding for each of the second and third Project Years shall be determined by the Parties not later than ninety (90) days prior to the start of such Project Year. In the event that GI decides in its sole discretion to provide funding for Development Work for any Project Year after the third Project Year, Development Plan Funding for such Project Year shall be determined by the Parties not later than ninety (90) days prior to the start of such Project Year. Notwithstanding anything to the contrary, GI has no obligation to provide any funding for Development Work after the third Project Year of the Development Period or in excess of the amounts set forth in the first sentence of this Section 2.3.2, unless the Steering Committee recommends and GI approves that TGC continue its Development Work and, accordingly, that additional funding for Development Work should be provided.

             2.3.3 Development Plan Funding for the first Project Year is set forth in Schedule 2.3.3. The Development Plan Funding payment for the first quarter of the first Project Year shall be [*] Dollars ($[*]), representing one-fourth of the budgeted Development Plan Funding set forth in Schedule 2.3.3, exclusive of the [*] percent ([*]%) contingency amount set forth in Section 2.3.1, plus [*] Dollars ($[*]), the amount described in Section 2.4.2. Such amount shall be due and payable, and shall be paid, within ten (10) business days after the Effective Date. Thereafter, for each Project Year, research funding payments shall be paid quarterly within ten (10) business days after the first day of the applicable calendar quarter in equal quarterly installments based upon budgeted Development Plan Funding for such Project Year as approved by the Steering Committee. Notwithstanding the previous sentence, after the end of each calendar quarter, the Parties will review the amount of actual expenses incurred by TGC in the just-ended calendar quarter and, in the event that the amount actually spent was less than the Development Plan Funding payment advanced by GI to TGC for such calendar quarter, the amount not expended shall be applied as a credit toward the next research funding payment to be made by GI. In the event that the amount of actual expenses incurred by TGC in the just-ended calendar quarter was more than the research funding payment for such calendar quarter but within the budget for the applicable Project Year, such excess will be paid by GI together with the next scheduled research funding payment, it being understood that, except as otherwise provided in Section 2.3.5, nothing in this sentence shall require GI to make research funding payments for any Project Year in excess of the Development Plan Funding for such Project Year. All funding payments to TGC hereunder shall be made in accordance with the provisions of Sections 3.2, 3.3 and 3.4.

             2.3.4 As provided under Sections 2.3.1 and 2.3.2 above, the Development Work activities for which GI will provide research funding and the budgeted funding for such activities for each Project Year after the first Project Year shall be recommended by the Steering Committee and agreed upon by GI and TGC not later than ninety (90) days prior to the start of each such Project Year. In the event that the budgeted Development Plan Funding for any Project Year has not been agreed upon in advance of the start of such Project Year, the Responsible Executives of the Parties shall meet to resolve the matter. In the interim, subject to the limitations set forth in

___________________

* Portions of this exhibit have been omitted pursuant to a request for confidential treatment filed with the Securities and Exchange Commission. The omitted portions of this exhibit have been filed separately with the Securities and Exchange Commission

Section 2.3.2, before resolution of the matter, GI will provide funding payments for such Project Year quarterly at the times provided in Section 2.33 in amounts sufficient to fund the activities ongoing from the just- ended Project Year, as previously approved by the Steering Committee under the Development Plan.

             2.3.5 If, despite using Reasonable Commercial Efforts to perform the activities to be conducted by TGC pursuant to the Development Plan without incurring expenses in excess of the budgeted amounts therefor (including the [*] percent ([*]%) contingency amount), TGC determines that it will incur expenses in the first or second Project Year in excess of the Development Plan Funding for such Project Year, TGC shall notify GI of the additional amount of Development Plan Funding required to cover such expenses, and GI shall agree to modify, through the Steering Committee, the Development Plan and related budget to either (i) include such expenses for such Project Year, or (ii) relieve TGC of the obligation to incur such expenses. The Parties acknowledge that, during any subsequent Project Year, TGC shall not be obligated to incur expenses that are caused by unexpected circumstances not subject to TGC's control in excess of the Development Plan Funding for such Project Year, unless TGC otherwise agrees in writing. Nothing in this Section 2.3.5 shall modify the limitation contained in the first sentence of Section 2.3.2.

     2.4  Other Costs and Expenses.

             2.4.1 GI will bear all costs and expenses incurred by GI in performance of GI's responsibilities under the Development Plan.

             2.4.2 The Parties acknowledge and agree that TGC has incurred certain costs and expenses to conduct research and development of an Agreement Product [*] prior to the Effective Date. GI shall pay to TGC [*] Dollars
($[*]), the full amount of such costs and expenses incurred by TGC, as part of the first quarterly payment made pursuant to Section 2.3.3 and the amount so paid shall be included in the amounts subject to the limits contained in Section 2.3.

             2.4.3 In the event that GI exercises the Protein B Option, the Parties will agree on development activities with respect to Protein B to be included within the Development Plan and establish an appropriate level of research and development funding for development of one or more Protein B Agreement Products. The Development Plan shall be modified appropriately to include activities to be conducted with respect to development of any such Protein B Agreement Product. Research and development funding for development of any Protein B Agreement Product shall be in addition to the amounts specified in
Section 2.3.2, and shall increase the funding amount set forth in clause (i) of the first sentence of Section 2.3.2 to [*] Dollars ($[*]) and the period of funding set forth in the second sentence of Section 2.3.2 as appropriate and agreed to by the Parties.

             2.4.4 In the event that the Steering Committee recommends and GI and TGC agree to the development of a New Product, GI will reimburse TGC for [*] of each milestone payment paid by TGC pursuant to any Third Party Agreement for the achievement of a milestone under any such Agreement by the New Product, if, and only if, TGC has previously paid a milestone payment for achievement of the same milestone achieved by any previous Protein A

____________________

* Portions of this exhibit have been omitted pursuant to a request for confidential treatment filed with the Securities and Exchange Commission. The omitted portions of this exhibit have been filed separately with the Securities and Exchange Commission

Agreement Product, if the New Product is a Protein A Agreement Product, or any previous Protein B Agreement Product, if the New Product is a Protein B Agreement Product.

             2.4.5 Except as provided in Section 2.3 and this Section 2.4, TGC will bear all costs and expenses incurred by TGC in performance of TGC's responsibilities under the Development Plan as provided in Section 2.2.1 above.

     2.5 Additional Technology. During the term of this Agreement, if either GI or TGC becomes aware of technology relating to an Agreement Product that is held or otherwise controlled by a Third Party, and GI or TGC, as appropriate, believes such technology is required in order to develop or commercialize such Agreement Product ("Additional Technology"), GI or TGC, as appropriate, shall present a description of such Additional Technology, along with an analysis of the purported need for such Additional Technology, to the Steering Committee. The Steering Committee shall review such description and analysis, and, unless the Steering Committee determines that a technology is not Additional Technology and should be not licensed or otherwise acquired, the Steering Committee shall indicate which Party shall take responsibility for licensing or otherwise acquiring such Additional Technology in accordance with the following provisions, provided that no Party shall be required to license or acquire any Additional Technology that such Party reasonably determines is not required to develop or commercialize such Agreement Product, such reasonable determination to be based upon review and analysis of such Additional Technology by an independent patent attorney reasonably acceptable to the other Party and provided in a written opinion delivered by such patent attorney and provided to both Parties, and provided further, however, that if the other Party continues to assert that such Additional Technology is required to develop or commercialize such Agreement Product, based upon review and analysis of such Additional Technology by an independent patent attorney chosen by such other Party reasonably acceptable to the first Party and provided in an opinion delivered by such patent attorney and provided to both Parties, the Parties shall select a mutually acceptable independent patent attorney to resolve the dispute by determining, in an opinion delivered by such patent attorney and provided to both Parties, whether such Additional Technology is required to develop or commercialize such Agreement Product.

             2.5.1 In the event that Additional Technology is related solely to, or uniquely required as a consequence of, the Protein A or Protein B component of an Agreement Product, GI shall initiate negotiations with such Third Party regarding the terms and conditions of a license or other means of acquiring rights to such Additional Technology, shall have sole authority to conduct and conclude such negotiations, [*].

             2.5.2 In the event that Additional Technology is related solely to, or uniquely required as a consequence of, the System component of an Agreement Product, TGC shall initiate negotiations with such Third Party regarding the terms and conditions of a license or other means of acquiring rights to such Additional Technology, shall have sole authority to conduct and conclude such negotiations [*].

______________________

* Portions of this exhibit have been omitted pursuant to a request for confidential treatment filed with the Securities and Exchange Commission. The omitted portions of this exhibit have been filed separately with the Securities and Exchange Commission

             2.5.3 In the event that Additional Technology is not related solely to, or uniquely required as a consequence of, either the Protein A or Protein B component of an Agreement Product, or the System component of an Agreement Product, GI shall initiate negotiations with such Third Party regarding the terms and conditions of a license or other means of acquiring rights to such Additional Technology. While GI shall have sole authority to conduct and conclude such negotiations, GI shall consult with TGC during the negotiation process and shall not enter into any agreement regarding the acquisition of such Additional Technology without TGC's written consent, which shall not be unreasonably withheld. GI shall be responsible for [*] of such Additional Technology Cost and TGC shall be responsible for [*] of such Additional Technology Cost. To the extent that consideration to be paid for Additional Technology is in any form other than royalty payments, TGC may, at its option, either pay its share of such consideration when and as due or require GI to pay some or all of TGC's share ("Deferred Amount") in exchange for permitting GI to deduct from the Transfer Price an amount equal to the Deferred Amount (plus simple interest on the unpaid amount of such Deferred Amount at the rate of [*] percent ([*]%) per annum or, if less, the maximum rate permitted under applicable law, from the date the Deferred Amount would have been paid if TGC had elected to pay such Deferred Amount when and as due until the date of such deduction), provided, however, that the total amount that may be deducted from the Transfer Price in any payment period shall not exceed [*] of the amount otherwise due and payable to TGC in such payment period.

             2.5.4 Any royalties payable by TGC under Section 2.5.2 and [*] share of any royalties payable under Section 2.5.3 shall be included in Manufacturing Cost, as such term is defined in the Supply Agreement.

             2.5.5  Any Additional Technology licensed or acquired pursuant to
Section 2.5.1 or 2.5.3 may, at GI's option, be licensed to or acquired by TGC, provided, however, that nothing in this sentence shall alter GI's, and under
Section 2.5.3, TGC's responsibility to pay for the Additional Technology Costs associated with such license or acquisition as and to the extent provided in Sections 2.5.1 and 2.5.3. GI may also, at its option, provide for any technology other than Additional Technology which GI determines in its sole discretion may be useful or otherwise desirable in connection with the development and commercialization of Agreement Products to have such technology licensed or acquired by TGC so long as GI pays the entire cost of acquiring such technology.

             2.5.6  Any Additional Technology licensed or acquired pursuant to
Section 2.5.1, 2.5.2 or 2.5.3 above, shall (i) if licensed to or acquired by GI, be included, if Controlled by GI, within the GI Patent Rights and Know-How Controlled by GI, or (ii) if licensed to or acquired by TGC, be included, if Controlled by TGC, within the Licensed Patent Rights and Licensed Know-How. Any dispute under this Section 2.5 that cannot be resolved in good faith by the Steering Committee shall be subject to dispute resolution in accordance with
Section 10.2. Notwithstanding anything to the contrary in this Section 2.5, this section shall not limit or otherwise restrict either Party in procuring technology for its own account or for its licensing program with respect to Third Parties.

_________________

* Portions of this exhibit have been omitted pursuant to a request for confidential treatment filed with the Securities and Exchange Commission. The omitted portions of this exhibit have been filed separately with the Securities and Exchange Commission

     2.6 Reports; Inspection. Each Party shall maintain, and shall use Reasonable Commercial Efforts to cause its Contract Manufacturers and Outside Contractors to maintain, accurate and complete records of all Development Work and all results of any trials, studies and other investigations conducted under this Agreement by or on behalf of such Party, its Affiliates, Contract Manufacturers and Outside Contractors, as applicable. For so long as a Party is conducting Development Work hereunder, such Party will prepare and submit to the Steering Committee, on a semi-annual basis, written progress reports summarizing the current status and progress of Development Work. A Party, or such Party's authorized representatives (including members of Steering Committee selected by such Party), may visit those portions of the facilities of the other Party or their Outside Contractors or Contract Manufacturers where Development Work is being performed during normal business hours upon reasonable notice without undue interruption to normal business operations.

     2.7 Conduct of Development Work; Subcontracting. Each Party may contract with one or more Outside Contractors to perform any or all of its non-manufacturing obligations under the Development Plan, provided that (i) except as otherwise agreed to by the Steering Committee, each Outside Contractor shall be approved by the other Party for the proposed work, such approval not to be unreasonably withheld, (ii) the contracting Party permits the other Party to review and comment on, and incorporates the reasonable comments of such other Party in, the drafts of the respective agreements engaging the Outside Contractors (each an "Outside Contractor Agreement") and (iii) the contracting Party provides the other Party with a true and accurate copy of each such Outside Contractor Agreement promptly after execution thereof. TGC agrees that GI may seek to enforce TGC's remedies under any such Outside Contractor Agreement directly against such Outside Contractor without first exhausting its remedies against TGC if the Outside Contractor breaches such Outside Contractor Agreement so as to cause TGC to become liable to GI for damages due to TGC's inability to complete its responsibilities under Section 2.2 hereof; provided, however, that if GI shall seek to exercise such remedies, TGC shall remain primarily liable and obligated to GI under all provisions of this Agreement. Further, TGC agrees to use Reasonable Commercial Efforts to include in each Outside Contractor Agreement the following provisions: (a) a prohibition against sublicensing by such Outside Contractor of any Patent Rights or Licensed Know-How licensed to such Outside Contractor by TGC; (b) if TGC provides such Outside Contractor any Agreement Products, a prohibition against the sale by such Outside Contractor of such Agreement Products to any Third Party; (c) an agreement to assign to TGC the rights to all Improvements and New Products, and all patents and patent applications claiming such Improvements and New Products, developed by such Outside Contractor in the course of performing the Outside Contractor Agreement; (d) a prohibition, approved in form and substance by GI, against manufacturing, having manufactured, supplying, using or selling any product which generates functional Protein A or Protein B and which is derived from or embodies, in whole or in part, any intellectual property either (1) Controlled by TGC or licensed to TGC pursuant to the Third Party Agreements or
(2) Controlled by GI; and (e) a right for TGC to terminate such Outside Contractor Agreement in the event of a breach of the terms set forth in either of (a), (b), (c) or (d) above.

     2.8  Approval Applications and Regulatory Approvals.

             2.8.1 TGC, with appropriate assistance from GI and funding from GI as and to the extent provided under the Development Plan, will use Reasonable Commercial Efforts to assemble all Approval Applications relating to the manufacture of any Agreement Product developed or to be developed under this Agreement or supplied or to be supplied to GI under the Supply Agreement. The expenses incurred by TGC in assembling such Approval Applications shall be paid or reimbursed as and to the extent provided in Section 2.3, as may be modified pursuant to Section 2.4.3.

             2.8.2 GI, with appropriate assistance from TGC, will use Reasonable Commercial Efforts to assemble all Approval Applications needed to conduct clinical trials with any Agreement Product developed or to be developed under the Development Agreement or supplied or to be supplied to GI under the Supply Agreement in accordance with GI's obligations under Section 2.2.2. In connection with any Approval Application, GI will have a right to reference TGC Regulatory Documents. The expenses incurred by GI in assembling such Approval Applications shall be paid in accordance with Section 2.4.1 above.

             2.8.3 TGC will use Reasonable Commercial Efforts to obtain and maintain Regulatory Approval to manufacture Agreement Products for supply to GI under the Supply Agreement. TGC shall consult in good faith with GI with respect to Approval Applications necessary to obtain Regulatory Approval to manufacture such Agreement Products; and GI will cooperate with TGC, at GI's expense and in accordance with the provisions of Section 2.3, in such manner as TGC may reasonably request in obtaining such Regulatory Approvals. TGC will promptly send to GI copies of all Regulatory Approvals (including English translations thereof, if applicable) and of any other correspondence with any Government Authority relating to the manufacture of to such Agreement Products. Notwithstanding the previous sentence, except as provided in Section 8.6.2, TGC shall have no obligation to provide GI complete copies of TGC Regulatory Documents, or any correspondence with any Government Authority, which specifically describe confidential and proprietary features of TGC's facilities unique to the manufacture of Agreement Products or the manufacturing process used by TGC to manufacture Agreement Products in bulk pharmaceutical form.

             2.8.4 GI will use Reasonable Commercial Efforts to obtain and maintain Regulatory Approval to market and sell Agreement Products in the Major Markets and any other country where GI determines in its sole discretion to market and sell Agreement Products. GI shall consult in good faith with TGC with respect to Approval Applications necessary to obtain Regulatory Approval to market and sell Agreement Products in such countries; and TGC will cooperate with GI, in accordance with the provisions of Section 2.3, in such manner as GI may reasonably request in obtaining such Regulatory Approvals. In connection with any such Approval Application or Regulatory Approval, GI shall have a right to reference TGC Regulatory Documents for purposes of providing Government Authorities specific descriptions TGC's facilities unique to the manufacture of Agreement Products or the manufacturing process used by TGC to manufacture Agreement Products or as otherwise necessary or desirable in connection with any such Approval Application or Regulatory Approval. GI will promptly send to TGC copies of all Regulatory Approvals obtained by GI (including English translations thereof, if applicable), and of any other correspondence with any Government Authority, relating to any such Regulatory Approval.

             2.8.5  In the event that TGC terminates this Agreement under
Section 8.4 due to GI's breach and for the purpose of assisting TGC in developing products other than Agreement Products developed by the Parties under this Agreement, GI, at the request and expense of TGC and for a period of six (6) months after the effective date of such termination, shall cooperate reasonably with TGC or its designee, if applicable, in the issuance (or reissuance, if appropriate) in the name of TGC or its designee of all Regulatory Approvals theretofore obtained or held by GI with respect to any Agreement Product.

             2.8.6 GI shall be responsible for filing all reports required to be filed under Applicable Laws in order to maintain any Regulatory Approvals granted to GI or its Affiliates or licensees for marketing and sale of any and all Agreement Products developed under this Agreement and supplied by TGC to GI under the Supply Agreement, including, without limitation, adverse drug experience reports. TGC shall cooperate with GI in preparing and filing all such reports and, upon GI's request, provide GI with any information in TGC's possession or control which GI deems to be relevant to any such reports. Notwithstanding the foregoing, to the extent TGC has or receives any information regarding any adverse drug experience which may be related to the use of any Agreement Product, TGC shall promptly provide GI with all such information in accordance with TGC's obligations under Applicable Laws and, when attached hereto as provided in the following sentence, Exhibit B. Within ninety (90) days after the Effective Date, the Parties shall determine the procedures to be followed as between themselves with respect to reporting adverse drug experiences and shall attach such procedures to this Agreement as Exhibit B, such procedures to be consistent with each of the Parties' obligations under Applicable Laws.

     2.9 TGC Records and GI Audit Rights. TGC shall keep and maintain complete and accurate records and books of account in sufficient detail and form so as to enable verification of the costs and expenses incurred by TGC in conducting the Development Work under the Development Plan. TGC shall maintain such records and books of account for a period of not less than three (3) years following the year to which the records pertain. TGC shall permit such records and books of account to be examined at TGC's premises only by an independent certified public accountant selected by GI and acceptable to TGC, such acceptance not to be unreasonably withheld, provided that such independent accountant may not have performed services for GI, other than the examination of TGC's records and books of account relating to the costs and expenses incurred by TGC in conducting the Development Work under the Development Plan pursuant to this Section 2.9, at any time within the three (3) years immediately prior to the examination and no more than one such examination may be conducted by or on behalf of GI in any calendar year. Each and any such examination shall be conducted during TGC's normal business hours and only after ten (10) days prior written notice to TGC. If such audit shows that either Party owes a payment (including reimbursement of any previously overpaid amount) to the other Party under this Agreement, the Party owing such payment shall promptly make such payment. The cost of such examination shall be borne by GI, unless such examination reveals that, as a result of TGC overstating the costs and expenses incurred by TGC with respect to the time periods covered by the audit, GI has made an overpayment to TGC with respect to such time periods of greater than five percent (5%), in which case TGC shall bear such cost.

                                   ARTICLE 3

                                 CONSIDERATION

     3.1  Other Payments by GI. In addition to funding of Development Work under
Article 2, and in further consideration of the grant by TGC of the rights and licenses set forth in Article 4, GI shall pay to TGC the amounts specified below upon the occurrence of the events specified below:

             3.1.1 Five Million Dollars ($5,000,000) within ten (10) business days after the Effective Date.

             3.1.2 Performance-based payments for the first Protein A Agreement Product to achieve each of the following specified milestones:

             (a)    [*]

             (b)    [*]

             (c)    [*]

             (d)    [*]

             (e)    [*]

             (f)    [*]

GI shall also pay to TGC [*] of the milestone amounts specified in Sections 3.1.2(a) through 3.1.2(f) above at such time as [*]

             3.1.3 In order to maintain and exercise the Protein B Option, the following payments:

             (a)    [*]

             (b)    [*]

             3.1.4 If GI exercises the Protein B Option, performance-based payments for the first Protein B Agreement Product to achieve each of the following specified milestones:

             (a)    [*]

             (b)    [*]

             (c)    [*]

________________

* Portions of this exhibit have been omitted pursuant to a request for confidential treatment filed with the Securities and Exchange Commission. The omitted portions of this exhibit have been filed separately with the Securities and Exchange Commission

             (d)    [*]

             (e)    [*]

             (f)    [*]

GI shall also pay to TGC [*] of the milestone amounts specified in Sections 3.1.4(a) through 3.1.4(f) above at such time as [*].

             3.1.5  GI shall also pay to TGC [*].

             3.1.6 None of the payments by GI specified in this Section 3.1 may be applied to or otherwise credited against any other payments which may be due to TGC under this Agreement. Except as otherwise expressly provided in this Agreement, each milestone payment shall be made only for the first event meeting the milestone criteria, regardless of the number of products eventually developed.

     3.2 Taxes and Withholding. All payments under this Agreement will be made without any deduction or withholding for or on account of any tax unless such deduction or withholding is required by Applicable Laws. If the paying Party is so required to deduct or withhold, such Party will (i) promptly notify the other Party of such requirement, (ii) pay to the relevant authorities the full amount required to be deducted or withheld promptly upon the earlier of determining that such deduction or withholding is required or receiving notice that such amount has been assessed against the other Party, (iii) promptly forward to the other Party an official receipt (or certified copy) or other documentation reasonably acceptable to the other Party evidencing such payment to such authorities.

     3.3 Currency. All amounts payable and calculations hereunder shall be in United States dollars. As applicable, Net Sales of any Person and any expenses incurred by either Party shall be translated into United States dollars in accordance with GI's customary and usual translation procedures, consistently applied. If, due to restrictions or prohibitions imposed by national or international authority, payments cannot be made as provided in this Article 3, the Parties shall consult with each other with a view to finding a prompt and acceptable solution, and GI will deal with such monies as TGC may lawfully direct at no additional out-of-pocket expense to GI.

     3.4 Payments; Late Payments. Each Party shall make all payments due the other Party under this Agreement by wire transfer of immediately available funds to such account notified by the receiving Party from time to time to the other Party in writing in accordance with the provisions of Section 11.6. If any sum due and payable under this Agreement shall not have been paid on or before the applicable due date, simple interest shall accrue on the unpaid amount at the rate of [*] percent ([*]%) per annum or, if less, the maximum rate permitted under applicable law from the payment due date until the actual date of payment without prejudice to any other claim or remedy available to the non-paying Party; provided, however, that no interest shall accrue on any portion of an unpaid amount which is the subject of a good faith, legitimate dispute. If any such dispute is

____________________

* Portions of this exhibit have been omitted pursuant to a request for confidential treatment filed with the Securities and Exchange Commission. The omitted portions of this exhibit have been filed separately with the Securities and Exchange Commission resolved against the paying Party, the date of resolution shall be deemed the date that payment to the other Party originally was due.

                                   ARTICLE 4

              EXCLUSIVITY, GRANT OF RIGHTS AND RELATED COVENANTS

     4.1 Exclusivity. It is the intent of the Parties that, during the term of this Agreement and the Supply Agreement, TGC and GI shall develop Agreement Products that will be manufactured by TGC and sold by TGC exclusively to GI. In order to provide GI with assurance regarding such exclusivity, TGC has agreed, as provided in Section 4.2 below, to grant to GI an exclusive right and license under certain, but not all, intellectual property Controlled by TGC relating to Agreement Products. Notwithstanding anything to the contrary, however, no grant of any right or license is intended, and no grant shall be made, of any right or license under (i) any intellectual property Controlled by TGC pursuant to the terms and conditions of any Third Party Agreement, or (ii) any intellectual property Controlled by TGC under any other agreement with a Third Party relating to the System component of Agreement Products (the "Excluded Future Agreements") obtained by TGC after the Effective Date if TGC reasonably determines, with the consent of GI (such consent not to be unreasonably withheld), that a grant by TGC of a right and license to GI under such Excluded Future Agreements would have consequences to TGC substantially similar to the consequences to TGC which would occur if rights Controlled by TGC under the Third Party Agreements had been licensed to GI.

     4.2  Grant of License by TGC to GI.

             4.2.1 Subject to the terms and conditions of this Agreement, including in part but without limitation GI's obligations set forth in Section
3.1 above, TGC hereby grants to GI a worldwide, exclusive right and license (except as otherwise set forth on Schedule 4.2.1), with a right to grant sublicense rights, under the Licensed Patent Rights and the Licensed Know-How to make, have made, use, have used, offer for sale, lease, market, sell, have sold and import Agreement Products. The term of such right and license shall commence on the Effective Date and shall expire on the later of (i) the earlier of (a) the expiration of the term of the last patent within the Licensed Patent Rights or (b) a determination by a court or administrative agency of competent jurisdiction that the last claim in the last patent within the Licensed Patent Rights is invalid or unenforceable, or (ii) on a country by country basis, ten
(10) years after the First Commercial Sale of an Agreement Product developed under this Agreement, unless the term of such right and license is earlier terminated pursuant to the provisions of Article 8. The term "First Commercial Sale" shall have the meaning set forth in Section 2.2.5 of the Supply Agreement.

             4.2.2 During the term of this Agreement and during any period of the term of the Supply Agreement that extends beyond the term of this Agreement, GI shall not exercise any of the rights or licenses granted to GI under Section
4.2.1 to make, have made, use, have used, offer for sale, lease, market, sell, have sold or import any Agreement Product other than an Agreement Product sold by TGC to GI pursuant to the terms and conditions of the Supply Agreement.

     4.3 Covenant by TGC With Respect to Rights Under TGC IP Agreements. During the term of this Agreement, TGC shall not exercise or sublicense any other Person to exercise, any rights granted to TGC under any TGC IP Agreement that would be inconsistent with the rights and licenses granted to GI under this Agreement other than, and only to the extent necessary, to assist TGC to fulfill TGC's obligations to GI under the terms and conditions of this Agreement and the Supply Agreement.

     4.4 Grant of Option to License by GI to TGC. GI hereby grants to TGC an option (the "TGC Option") to acquire (i) a worldwide, nonexclusive right and license under the GI Patent Rights and any Know-How Controlled by GI developed during the term of this Agreement in the course of performing the Development Work to make, have made, use, have used, offer for sale, lease, market, sell, have sold and import Agreement Products; and (ii) a limited right and license to use in connection with the marketing and sale of any Agreement Product any product-specific GI Trademark to the extent such mark was used in commerce, prior to exercise of the TGC Option, in connection with such Agreement Product, so long as use of such mark will not harm GI and will not cause confusion with other products of GI or its Affiliates. Notwithstanding the foregoing, under no circumstances will TGC have any right hereunder to use the name, logo, trademark, trade name or any part of any of the foregoing used by GI or its Affiliates in connection with any product or products other than any Agreement Product. The TGC Option is exercisable only on termination of this Agreement by GI pursuant to Section 8.3 (Termination at Will) or by TGC pursuant to Section
8.4 (Termination for Cause) and is further subject to the terms and conditions of this Agreement including, without limitation, payment to GI by TGC of the consideration set forth in Section 8.6.4 below. The term of such right and license shall commence on the date of exercise of the TGC Option and shall end on the later of (a) ten (10) years after the later (1) the date of the first sale of such Agreement Product by TGC, its Affiliates or any Sublicensee of TGC and (2) the date of exercise by TGC of the TGC Option, or (b) such time as TGC is no longer using any such GI Trademark. TGC may exercise the TGC Option by providing written notification thereof to GI at any time prior to the expiration of a one hundred eighty (180) day period commencing on the effective date of any such termination of this Agreement.

     4.5 Covenant by GI To Take No Action. Subject to the terms and conditions of this Agreement and the Supply Agreement, GI hereby agrees that, if any intellectual property rights Controlled by GI shall be required by TGC, its Affiliates or Contract Manufacturers to enable TGC, its Affiliates or Contract Manufacturers to develop and manufacture products for sale exclusively to GI in accordance with the terms of this Agreement and the Supply Agreement, GI will take no action of any nature whatsoever during the term of this Agreement under such intellectual property rights which would prevent or interfere with such activities. GI also hereby agrees to take no action of any nature whatsoever during the term of this Agreement under (i) any intellectual property rights that GI Controls pursuant to the license granted by TGC in Section 4.2.1, or
(ii) any intellectual property rights with respect to which GI has granted TGC an option pursuant to Section 4.4, to prevent TGC from conducting internal research so long as such research is not funded by any Third Party and no Third Party has a right to obtain any rights to any intellectual property created through such research.

     4.6  Improvements and Other Development Activities.

             4.6.1 TGC shall promptly disclose to the Steering Committee and to GI all Improvements and New Products, and all patents and patent applications claiming such Improvements and New Products, (collectively, "Product Information") which TGC or its Affiliates

Control or conceive of, reduce to practice, make, acquire, license, discover or invent during the term of this Agreement. GI shall promptly disclose to the Steering Committee and to TGC all Product Information which GI Controls or conceives of, reduces to practice, makes, acquires, licenses, discovers or invents during the term of this Agreement. Each Party hereby represents and warrants that it has the right to disclose to the other Party all Product Information which exists as of the Effective Date, and that neither it nor any of its Affiliates shall enter into any agreement which would restrict its right to make the disclosures contemplated under this Section 4.6.1.

             4.6.2 Unless otherwise agreed by the Parties, within one hundred eighty (180) days after receipt of any Product Information, the Steering Committee shall determine whether to recommend that an Improvement be adopted or that a New Product be developed hereunder. If the Steering Committee determines that an Improvement should be adopted or that a New Product should be developed hereunder, the Steering Committee shall recommend whether such adoption or development should occur in lieu of or in addition to the then- current activities with respect to existing Agreement Product(s).

             4.6.3 If the Steering Committee recommends adoption of an Improvement or development of a New Product, and if GI and TGC agree upon such adoption or development and the anticipated cost thereof, the Parties will modify the Development Plan as necessary. In addition, the Steering Committee may request that either TGC or GI undertake, and, if so requested, such Party shall undertake, development activities leading to adoption of such Improvement or development of such New Product. Such development work shall be (i) conducted pursuant to a modification of the Development Plan established by the Steering Committee, and (ii) performed in accordance with parameters for adoption of such Improvement or development of such New Product consistent with parameters set forth herein for development of Agreement Products. Development work for an approved Improvement or New Product shall be supported by appropriate research funding from GI in such amount as may be agreed to in writing by GI and TGC at the time of the approval by the Steering Committee. In addition, in the case of certain New Products, GI shall reimburse TGC for a portion of certain payments previously made by TGC under any Third Party Agreement, as provided in Section 2.4.4.

     4.7 Protein B Option. TGC grants to GI an exclusive option (the "Protein B Option") to develop, manufacture and sell one or more Protein B Agreement Products in accordance with and as specifically provided in this Agreement.

             4.7.1 The Protein B Option may be exercised by GI at any time during a period of [*] years commencing on the Effective Date (the "Option Period"), provided that GI shall have made the payments provided for in Section 3.1.3(a). For so long as the Protein B Option is exercisable, TGC shall not offer or grant any right or interest to any Person that would be inconsistent with any right or interest granted to GI pursuant to this Section 4.7.

             4.7.2 GI may exercise the Protein B Option at any time during the Option Period by providing notice thereof to TGC in writing. If GI exercises the Protein B Option, GI shall pay to TGC the fee set forth in Section 3.1.3(b) above within the time period specified therein.

______________

* Portions of this exhibit have been omitted pursuant to a request for confidential treatment filed with the Securities and Exchange Commission. The omitted portions of this exhibit have been filed separately with the Securities and Exchange Commission

             4.7.3  Upon exercise of the Protein B Option in accordance with
Section 4.7.2 above, TGC and GI shall promptly agree on development activities with respect to Protein B to be included within the Development Plan and establish an appropriate level of research and development funding for development of one or more Protein B Agreement Products in accordance with
Section 2.4.3 above.

     4.8 No Other Rights. This Agreement confers no right, license or interest by implication, estoppel, or otherwise under any patents, patent applications, know-how or other intellectual property rights of either Party except as expressly set forth in this Article 4 and in Article 6 hereof. Each Party hereby expressly reserves all rights and interests with respect to patents, patent applications, know-how or other intellectual property rights not expressly granted to the other Party hereunder.

                                   ARTICLE 5

                   REPRESENTATIONS, WARRANTIES AND COVENANTS

     5.1 Representations and Warranties of the Parties Concerning Corporate Authorizations. Each Party represents and warrants to the other Party that:

             (a) Such Party is duly organized and validly existing and in good standing under the laws of the jurisdiction of its organization.

             (b) Such Party has the full corporate power and is duly authorized to enter into, execute and deliver this Agreement, and to carry out and otherwise perform its obligations thereunder.

             (c) This Agreement has been duly executed and delivered by, and is the legal and valid obligations binding upon such Party and the entry into, the execution and delivery of, and the carrying out and other performance of its obligations under this Agreement by such Party (i) does not conflict with, or contravene or constitute any default under, any agreement, instrument or understanding, oral or written, to which it is a party, including, without limitation its certificate of incorporation or by-laws, and (ii) does not violate Applicable Law or any judgment, injunction, order or decree of any Government Authority having jurisdiction over it.

     5.2 Representations, Warranties and Covenants of TGC Concerning Agreement Product Development. TGC represents and warrants to GI that:

             (a) As of the Effective Date, TGC controls, or otherwise has the right to use, the Licensed Patent Rights, the Licensed Know-How and the intellectual property rights held by TGC under the TGC IP Agreements, and such rights, to TGC's knowledge, are the only intellectual property rights necessary to manufacture, use, sell and import the System component of Agreement Products as contemplated by this Agreement and the Supply Agreement and, further, TGC has disclosed, or from time to time will disclose, to GI all patent rights and all Know-How of which TGC is or becomes aware and which, in TGC's reasonable determination, is necessary for the manufacture, use or sale of Systems as a component of Agreement Products;

             (b) Except as otherwise provided for in this Agreement, TGC maintains and shall maintain throughout the term of this Agreement a work force suitably qualified and trained, and facilities and equipment sufficient, to enable TGC to perform its obligations as set forth from time to time under this Agreement;

             (c) There are not as of the Effective Date, nor have there been over the five (5) year period immediately preceding the Effective Date, any claims, lawsuits, arbitrations, legal or administrative or regulatory proceedings, charges, complaints or investigations by any Government Authority (except for any Government Authority with authority over the granting of patents and proceedings relating thereto) or other Third Party threatened, commenced or pending against TGC or, to TGC's knowledge, its licensors relating to, and TGC has not received any notice of infringement with respect to, the Licensed Patent Rights, the Licensed Know-How, the intellectual property rights held by TGC under the TGC IP Agreements, or TGC's proprietary System technology or any product or proposed product utilizing such technology, or any Agreement Product or proposed Agreement Product, including TGC's right to manufacture, use or sell the System component of Agreement Products;

             (d) Except as set forth on Schedule 5.2(d), to the best of TGC's knowledge, as of the Effective Date, the exercise by GI of the rights and licenses granted to GI by TGC under this Agreement will not infringe any rights owned or Controlled by any Third Party;

             (e) Except as set forth on Schedule 5.2(e), as of the Effective Date, TGC is not aware of any patent or patent application (assuming, in the case of a patent application, that such application will result in an issued patent containing the claims in such patent application of which TGC has knowledge), other than patents or patent applications within the Licensed Patent Rights or patents or patent applications licensed to TGC under the Third Party Agreements, that is or will be required for the manufacture, use or sale of the System component of Agreement Products, and further TGC will promptly disclose to GI any knowledge acquired by TGC during the term of this Agreement relating to any such patent or patent application;

             (f) Except as set forth on Schedule 5.2(f), as of the Effective Date, TGC is not aware of any Third Party that controls or has any rights under or with respect to any Know-How required for the manufacture, use or sale of the System component of Agreement Products;

             (g) Except as set forth on Schedule 5.2(g), as of the Effective Date, TGC has not granted rights to any Third Party under the Licensed Patent Rights, the

                    Licensed Know-How, or the intellectual property rights held by TGC under the TGC IP Agreements that are inconsistent with the rights granted to GI under this Agreement or the Supply Agreement; and

             (h) As of the Effective Date, TGC Controls or otherwise is entitled to use worldwide all rights in, to and under the Licensed Patent Rights and the Licensed Know-How, in all cases free and clear of any lien, claim, charge, encumbrance or right of any Third Party.

     5.3 Representations and Warranties Specific to TGC IP Agreements. TGC further represents and warrants to GI that, as of the Effective Date:

             (a) No other agreement or understanding, verbal or written, exists to which TGC is legally bound regarding the intellectual property rights granted to TGC pursuant to the TGC IP Agreements;

             (b) The TGC IP Agreements, including respective modifications attached thereto, if any, as previously provided to GI represent the complete and entire understanding of TGC and, to the knowledge of TGC, its respective TGC IP Agreement licensors with respect to the intellectual property rights granted to TGC pursuant to the TGC IP Agreements;

             (c) Except for royalty payments and other fees expressly set forth in the TGC IP Agreements, all of which payments and fees shall be payable solely by TGC, no other royalty, fee or other amount whatsoever is due or will become due to any Third Party as a result of TGC's exercise of the rights and licenses granted to TGC under the TGC IP Agreements, or GI's exercise of the rights and licenses granted to GI pursuant to the terms of this Agreement, or TGC's or GI's performance of their respective obligations under this Agreement or the Supply Agreement, or TGC's sale of Agreement Products to GI under the Supply Agreement, or GI's use or resale of such Agreement Products as contemplated by the Supply Agreement;

             (d) Neither the exercise by GI of the rights and licenses granted to GI by TGC under this Agreement, nor the performance by TGC or GI of their respective obligations under this Agreement or the Supply Agreement, nor TGC's sale of Agreement Products to GI under the Supply Agreement, nor GI's use or resale of such Agreement Products as contemplated by the Supply Agreement will violate, or cause TGC to breach TGC's obligations under, any TGC IP Agreement; and

             (e) There are not, nor have there been over the five (5) year period immediately preceding the Effective Date, any claims, lawsuits, arbitrations, legal or administrative or regulatory proceedings, charges, complaints or investigations by any Government Authority (except for any Government Authority with authority over the granting of patents and proceedings relating thereto) or other Third Party threatened, commenced or pending against either TGC or, to TGC's knowledge, its licensors relating to the intellectual property rights licensed to TGC, including TGC's right to use such intellectual property rights, whether or not Controlled by TGC, pursuant to the TGC IP Agreements.

     5.4  Covenants Regarding TGC IP Agreements.  TGC covenants to GI that:

             (a) TGC will comply with all terms of each of the TGC IP Agreements and TGC will be responsible for making all payments due under the TGC IP Agreements without any increase in amounts payable hereunder;

             (b) TGC will notify GI promptly if TGC becomes aware of any election by any TGC IP Agreement licensor not to file a patent application pursuant to such licensor's rights under its respective TGC IP Agreement and TGC, upon GI's written request, will exercise TGC's right, if available, to participate in the filing or prosecution of any such patent application;

             (c) TGC will not terminate, amend or assign, nor by act or omission permit the termination, amendment or assignment of, any of the TGC IP Agreements without the prior written consent of GI, which consent may be granted or withheld in GI's sole discretion;

             (d) TGC will notify GI promptly if TGC receives any notice or communication suggesting, threatening or stating that TGC has committed a breach of such TGC IP Agreement or that a TGC IP Agreement licensor of TGC intends to terminate, modify, assign or otherwise amend its respective TGC IP Agreement; and

             (e) TGC will take all actions reasonably required to enforce any rights TGC has with respect to any infringement of any patent Controlled by TGC pursuant to any Third Party Agreement or Excluded Future Agreement, which, if continued, reasonably would be expected to affect the manufacture, use or sale of an Agreement Product, which actions may include, but shall not be limited to, instituting, prosecuting and controlling any action or proceeding with respect to such infringement.

     5.5 Disclaimer. EXCEPT AS EXPRESSLY SET FORTH IN THIS ARTICLE 5, THE PARTIES MAKE NO REPRESENTATIONS OR WARRANTIES OF ANY KIND WHATSOEVER, EITHER EXPRESS OR IMPLIED, WRITTEN OR ORAL, INCLUDING, WITHOUT LIMITATION ANY IMPLIED WARRANTY OF MERCHANTABILITY, WARRANTY OF FITNESS FOR A PARTICULAR PURPOSE, OR WARRANTY OF NON- INFRINGEMENT.

                                   ARTICLE 6

                         INTELLECTUAL PROPERTY MATTERS

     6.1  Ownership of Intellectual Property.

             6.1.1 As between the Parties, subject only to the licenses and covenants set forth in Article 4 above and Section 8.6.2 below, TGC shall (i) retain all right, title and interest in and to the Licensed Patent Rights and the Licensed Know-How, and (ii) own all Improvements made by TGC and all inventions and developments made solely by employees, agents or contractors of TGC in the course of performance of Development Work pursuant to the Development Plan, and all patents and patent applications claiming such Improvements, inventions and developments. For the purpose of clarification, subject only to the provisions of Section 8.6.2 below, no right, license or interest is granted by TGC to GI under any intellectual property Controlled by TGC pursuant to the terms and conditions of any Third Party Agreement or Excluded Future Agreement.

             6.1.2 As between the Parties, subject only to the licenses and covenants set forth in Article 4 above, GI shall (i) retain all right, title and interest in and to the GI Patent Rights and Know-How Controlled by GI, and (ii) own all Improvements made by GI and all inventions and developments made solely by employees, agents or contractors of GI in the course of performance of Development Work pursuant to the Development Plan, and all patents and patent applications claiming such Improvements, inventions and developments.

             6.1.3 The Parties shall jointly own any Joint Inventions and all Joint Patents.

             6.1.4 Inventorship of inventions shall be determined in accordance with rules and guidelines regarding inventorship as established under United States patent law.

     6.2  Ownership of Approval Applications and Regulatory Approvals.

             6.2.1 Subject to the rights granted to or owned by TGC hereunder, including without limitation the rights owned by TGC set forth in Section 6.2.2 below, GI shall own all right, title and interest in all Approval Applications necessary to obtain Regulatory Approvals required for marketing and sale of Agreement Products or any other activity to be engaged in by GI under this Agreement or the Supply Agreement (including, for example, remanufacturing of any Agreement Product from an Agreement Product supplied to GI by TGC under the Supply Agreement), together with any Regulatory Approval obtained in connection therewith. Such Approval Applications, together with any Regulatory Approvals obtained in connection therewith, shall be filed in GI's name and owned by GI.

             6.2.2 Subject to the rights granted to or owned by GI hereunder, including, without limitation, a grant of a right to reference TGC Regulatory Documents in GI's Approval Applications and Regulatory Approvals for marketing and sale of Agreement Products, TGC shall own all right, title and interest in all TGC Regulatory Documents and all Approval Applications filed by TGC which are necessary to obtain Regulatory Approvals required for manufacture of Agreement Products by TGC or its Contract Manufacturers, together with any Regulatory Approval obtained in connection therewith. Such TGC Regulatory Documents, Approval Applications and Regulatory Approvals shall be filed in TGC's name and owned by TGC.

             6.2.3 Each Party shall retain ownership and control of any of its Confidential Information included in any Approval Application. Notwithstanding the previous sentence, each Party agrees that it shall not withhold from the other Party any Confidential Information necessary for the filing, maintenance, modification or protection of an Approval Application by such other Party.

     6.3  Prosecution and Maintenance of Patent Rights; Abandonment.

             6.3.1 Each Party, or each Party's designee, shall have the responsibility to file, prosecute and maintain such Party's solely owned Patent Rights and shall bear all Patent Costs associated therewith. Each Party shall provide to the other Party an opportunity to review and comment on the nature and text of new or pending applications for such Patent Rights worldwide. Each Party shall consider in good faith any comments from the other Party regarding steps that might be taken to strengthen patent protection with respect to any patent within the Patent Rights, and shall conduct discussions with the other Party on a reasonable basis regarding the patent prosecution strategy for Patent Rights. Each Party agrees to keep the other Party informed of the course of patent prosecution or other proceedings relating to such Patent Rights to the extent known by each Party.

             6.3.2 In the event a Party elects, in any country, not to file or not to continue to prosecute and thereby abandon an application for a patent, or not to maintain and thereby abandon a patent, within the Patent Rights owned by such Party or which such Party otherwise has the right to prosecute or to maintain, such Party shall notify the other Party not less than two (2) months before any relevant deadline, and thereafter such other Party shall have the right to pursue, at such other Party's expense and in such other Party's sole discretion, prosecution of such patent application or maintenance of such issued patent (provided, however, that with respect to any patent application or patent licensed to a Party by a Third Party, the other Party shall only have a right to pursue prosecution or maintenance to the extent permitted in the applicable agreement with such Third Party).

             6.3.3 Each Party shall provide the other Party with a copy of any communications received by such Party, or any communication which such Party intends to provide to a Third Party, relating to the preparation, filing, prosecution and maintenance, including, without limitation the issuance, lapse, revocation, surrender, invalidation or abandonment, of any patent application or patent within the Patent Rights under which such Party received a grant of rights pursuant to the applicable agreement with such Third Party and, in the case of TGC, any patent application or patent under which TGC received a grant of rights pursuant to a Third Party Agreement or Excluded Future Agreement. To the extent a Party is afforded an opportunity by any such licensor to comment on, or participate in the filing or maintenance of, any such patent application or patent, such Party shall promptly notify the other Party and discuss such notifying Party's comments and such notifying Party's participation in such filing or maintenance with the other Party. Thereafter such notifying Party shall notify its licensor of the other Party's comments and suggestions relating to such filing or maintenance of such patent application or patent, and shall use Reasonable Commercial Efforts to cause such licensor to consider the other Party's comments and suggestions. Without limiting the foregoing, each Party hereunder agrees not to abandon any patent or patent application within the Patent Rights licensed to such Party by a Third Party and, in the case of TGC, any patent or patent application licensed to TGC pursuant to a Third Party Agreement or Excluded

Future Agreement, for which such Party has responsibility for prosecution and maintenance without the other Party's prior written consent.

     6.4 Prosecution and Maintenance of Joint Patents; Abandonment. The Parties agree to discuss in good faith and implement a mutually agreeable patent strategy with respect to all Joint Inventions that may be patentable. With respect to all Joint Inventions for which the Parties agree patent protection should be sought, the Parties shall cooperate in the preparation, filing and prosecution of Joint Patents, and shall discuss and agree on the content and form of relevant patent applications and any other relevant matters before such applications are made. Each Party shall consider in good faith any comments from the other regarding steps to strengthen such Joint Patents.

             6.4.1 GI shall be considered the Lead Party as further described in Section 6.4.3 below for Joint Patents drawn to compositions and methods of use of Protein A, genetic sequences encoding therefor and derivatives thereof and for any Joint Patents other than those described in Section 6.4.2, or as otherwise agreed to by the Parties;

             6.4.2 TGC shall be considered the Lead Party as further described in Section 6.4.3 below for Joint Patents drawn to compositions, methods of making, methods of use and all other categories of patentable subject matter of or concerning Systems or as otherwise agreed to by the Parties;

             6.4.3  The Lead Party as identified in either Section 6.4.1 or
6.4.2 above shall have the right to file, prosecute and maintain such Joint Patents worldwide, and the Parties shall bear all Patent Costs associated therewith equally. The Lead Party shall take no significant steps relating to Joint Patents without the prior approval of the other Party for so long as the other Party is paying its share of the Patent Costs relating thereto. In the event that the Lead Party elects not to prosecute a patent application on a particular Joint Invention, the other Party may do so at its sole discretion and expense, and all rights in such Joint Invention and any Joint Patent claiming such Joint Invention shall be assigned to the other Party. Either Party may choose at any time not to continue to pay any such prosecution and maintenance costs with respect to a particular Joint Patent, and shall thereafter assign all its rights in such Joint Patent to the Party that pays all such costs. Such assignment shall take place in a timely manner to enable the non-assigning Party to meet any external requirement concerning prosecution matters and paying prosecution and maintenance costs. In the event that a Party elects, at any time, not to participate in the preparation, filing and prosecution of any patent application covering a Joint Invention, such Party shall provide reasonable assistance to the other Party, at the expense of such other Party, with respect to any activities determined by such other Party as necessary to obtain patent protection for such Joint Invention.

     6.5  Enforcement of Patent Rights.

             6.5.1 If any patent within the Patent Rights, or any patent Controlled by TGC pursuant to the terms and conditions of any Third Party Agreement or Excluded Future Agreement, is or might reasonably be infringed by a Third Party through the manufacture, use or sale of any product (an "Infringement"), the Party to this Agreement first having knowledge of such infringement shall promptly notify the other Party in writing. Such notice shall set forth the facts of the Infringement in reasonable detail.

             6.5.2 TGC shall have the first right, but not an obligation, to institute, prosecute and control, using counsel of TGC's choice, any action or proceeding with respect to an Infringement of a patent within the Licensed Patent Rights which, if continued, reasonably would be expected to affect the manufacture, use or sale of an Agreement Product. To the extent permitted by Applicable Laws where either (i) TGC has brought suit, or (ii) the patent alleged to be infringed is owned by a Third Party and TGC is authorized to permit GI to do so, GI shall have the right, at its own expense, to be represented in any such action or proceeding by counsel of GI's choice. In the event that TGC fails to institute and thereafter prosecute an action or proceeding with respect to such an Infringement within a period of ninety (90) days after the earlier of (a) the date of the Parties' determination that such infringement, in the Parties' reasonable judgment, if continued, would affect materially the manufacture, use or sale of an Agreement Product, or (b) the date of GI's request to institute such an action or proceeding, GI, to the extent that TGC is authorized to permit GI to do so, shall have the right, but not the obligation, to institute and/or prosecute and control an action or proceeding in its name with respect to such an Infringement by counsel of GI's choice. In the event that GI institutes any such action or proceeding, TGC agrees to be joined as a party plaintiff if necessary for GI to institute and prosecute such action or proceeding, and to give GI reasonable assistance and authority to institute and prosecute such action or proceeding. In addition, if the patent alleged to be infringed is owned by a Third Party and TGC does not have authority to require such Third Party to join as a party plaintiff, TGC agrees to use Reasonable Commercial Efforts to cause such Third Party to agree to be joined as a party plaintiff if helpful or necessary for GI to prosecute an action or proceeding, and to give GI reasonable assistance and authority to institute and prosecute such action or proceeding.

             6.5.3 GI shall have the first right, but not an obligation, to institute, prosecute and control, using counsel of GI's choice, any action or proceeding with respect to an Infringement of a patent within the GI Patent Rights which, if continued, reasonably would be expected to affect the manufacture, use or sale of an Agreement Product. To the extent permitted by Applicable Laws where either (i) GI has brought suit, or (ii) the patent alleged infringed is owned by a Third Party and GI is authorized to permit TGC to do so, TGC shall have the right, at its own expense, to be represented in any such action or proceeding by counsel of TGC's choice.

             6.5.4 GI shall have the first right, but not an obligation, to institute and thereafter to prosecute and control any action or proceeding with respect to an Infringement of a patent within the Joint Patent Rights which, if continued, reasonably would be expected to affect the manufacture, use or sale of an Agreement Product. To the extent required by Applicable Laws, in the event that GI institutes any such action or proceeding, TGC agrees to be joined as a party plaintiff if necessary for GI to institute and prosecute such action or proceeding, and to give GI reasonable assistance and authority to institute and prosecute such action or proceeding. In the event that GI fails to institute and thereafter prosecute an action or proceeding with respect to such an Infringement within a period of ninety (90) days after the earlier of (i) the date of the Parties' determination that such infringement, in the Parties' reasonable judgment, if continued, would affect materially the manufacture, use or sale of an Agreement Product, or (ii) the date of TGC's request to institute such an action or proceeding, TGC shall have the right, but not the obligation, to institute and/or prosecute and control such an action or proceeding, in its name with respect to such infringement by counsel of TGC's choice, reasonably acceptable to GI. To the extent required by Applicable Laws, in the event that TGC institutes any such action or proceeding, GI agrees to be joined as a party plaintiff if necessary for TGC to institute and prosecute such action or proceeding, and to give TGC reasonable assistance and authority to institute and prosecute such action or proceeding. Each Party, represented by counsel of its choice, shall bear its costs and expenses in connection with any such action or proceeding.

             6.5.5 Unless otherwise required as a result of prior written agreement, any damages or other monetary awards recovered in an action or proceeding described in Section 6.5.2, 6.5.3 or 6.5.4 shall be applied first to the reimbursement of GI and TGC and, in the circumstance where the patent infringed is owned by a Third Party and an agreement between GI or TGC and such Third Party requires reimbursement of such Third Party, such Third Party of such parties' respective out-of-pocket expenses (including reasonable attorneys' fees and expenses) actually incurred in connection with such infringement action or proceeding, on a pro rata basis based upon such parties' respective out-of-pocket expenses, until all such expenses have been recovered. Any remaining amount of such damages or other monetary awards shall then be applied against obligations of the parties in such action or proceeding as a result of written agreements with respect to the patent infringed, and [ *], provided that any such party either (i) is an owner of the patent alleged infringed, (ii) is a licensee under such patent, or (iii) controlled the prosecution of such action or proceeding.

     6.6 Settlement with a Third Party. Except as otherwise expressly provided in Section 6.5 above, a Party may not settle an action or proceeding against an infringer under Section 6.5 above with respect to an Infringement without the written consent of the other Party. Such consent shall not be unreasonably withheld or delayed, but may be withheld if such settlement would materially and adversely affect the interest of such other Party.

     6.7 Infringement of Third Party Rights. The following shall apply in the event that a Third Party alleges that intellectual property rights owned, held or otherwise controlled by such Third Party are being infringed or have been infringed by GI or TGC in performing any activity which such Party is required or permitted to perform under this Agreement:

             6.7.1 As between GI and TGC, subject to TGC's obligations, if any, pursuant to an agreement with a Third Party in effect prior to the Effective Date, TGC shall (at its sole expense) defend or settle, in TGC's sole discretion, any claim in any legal action or proceeding arising from an allegation by a Third Party that the manufacture, use or sale of an Agreement Product by GI or TGC infringes a patent owned, held or otherwise controlled by such Third Party solely with respect to the System component of such Agreement Product. In addition, TGC shall have the right to take any appropriate step to initiate and pursue to final resolution any challenge, opposition or other similar action or proceeding, including, without limitation interference proceedings, relating to a patent application or patent owned, held or otherwise controlled by a Third Party solely with respect to the System component of an Agreement Product. TGC and GI shall consult with each other concerning strategy, approaches and the consequences of approaches that may be taken under this
Section 6.7.1. GI shall provide all reasonable assistance requested by TGC in connection with any such action or proceeding, provided however that TGC shall reimburse GI for out-of-pocket expenses actually incurred by GI in providing such assistance.

_____________________

* Portions of this exhibit have been omitted pursuant to a request for confidential treatment filed with the Securities and Exchange Commission. The omitted portions of this exhibit have been filed separately with the Securities and Exchange Commission

             6.7.2 As between GI and TGC, subject to GI's obligations, if any, pursuant to an agreement with a Third Party in effect prior to the Effective Date, GI shall (at its sole expense) defend or settle, in GI's sole discretion, any claim in any legal action or proceeding arising from an allegation by a Third Party that the manufacture, use or sale of an Agreement Product by GI or TGC infringes a patent owned, held or otherwise controlled by such Third Party solely with respect to the Protein A component of such Agreement Product or the Protein B component of such Agreement Product. In addition, GI shall have the right to take appropriate steps to initiate and pursue to final resolution any challenge, opposition or other similar action or proceeding, including, without limitation interference proceedings, relating to a patent application or patent owned, held or otherwise controlled by a Third Party solely with respect to the Protein A component of an Agreement Product or the Protein B component of an Agreement Product. TGC and GI shall consult with each other concerning strategy, approaches and the consequences of approaches that may be taken under this
Section 6.7.2. TGC shall provide all reasonable assistance requested by GI in connection with any such action or proceeding, provided however that GI shall reimburse TGC for out-of-pocket expenses actually incurred by TGC in providing such assistance.

             6.7.3 As between GI and TGC, GI shall defend or, after consultation with TGC as set forth in this Section 6.7.3 below, settle any legal action or proceeding arising from an allegation by a Third Party that the manufacture, use or sale of an Agreement Product by GI or TGC infringes a patent owned, held or otherwise controlled by such Third Party with respect to any claim other than as provided under Section 6.7.1 or Section 6.7.2 above. In the event that a legal action or proceeding otherwise under this Section 6.7.3 also includes a claim under Section 6.7.1, TGC may, in TGC's sole discretion, at any time, settle the claim under Section 6.7.1 independently. In the event that a legal action or proceeding otherwise under this Section 6.7.3 also includes a claim under Section 6.7.2 GI may, in GI's sole discretion, at any time, settle the claim under Section 6.7.2 independently. In addition, GI shall have the right to take appropriate steps to initiate and pursue any challenge, opposition or other similar actions or proceedings, including, without limitation interference proceedings, relating to a patent application or patent owned, held or otherwise controlled by a Third Party with respect to any matter other than as provided under Section 6.7.1 or Section 6.7.2 above. TGC and GI shall consult with each other concerning strategy, approaches and the consequences of approaches to be taken pursuant to this Section 6.7.3. GI shall not settle or otherwise finally resolve any legal action or proceeding under this Section
6.7.3 without consulting with TGC and obtaining the written consent of TGC, such consent not to be unreasonably withheld. TGC shall provide all reasonable assistance requested by GI in connection with any such action or proceeding. Any and all costs and expenses incurred by either Party under this Section 6.7.3, as well as any damages or settlement amounts, shall be shared by the Parties as provided in regard to the sharing of Additional Technology Cost in Section 2.5.3.

             6.7.4  The rights granted to TGC and GI, respectively, under this
Section 6.7 to settle certain legal actions or proceedings shall not create any right in TGC or GI to grant any right in or to any Agreement Product, any Licensed Patent Right or any License Know- How, provided that this sentence shall not limit any rights TGC or GI may possess independently of this Section 6.7.

     6.8 Third Party Patents. If during the term of this Agreement TGC determines that a patent owned or otherwise controlled by a Third Party with respect to the Protein A or Protein B component of any Agreement Product developed or in development under the Development Plan may be infringed by any activity of TGC under this Agreement or under the Supply Agreement, TGC shall promptly notify GI of such possible infringement. Nothing in this Section 6.8 shall require TGC to conduct patent searches or otherwise seek to determine the existence of any such infringement. If, in a written opinion of outside patent counsel selected by TGC with the consent of GI, such consent not to be unreasonably withheld, any patent (a "Blocking Patent") owned or otherwise controlled by a Third Party with respect to the Protein A or Protein B component of any Agreement Product developed or in development under the Development Plan precludes substantially all of TGC's activities under this Agreement or the Supply Agreement or both, or otherwise makes the development of Agreement Products under this Agreement or the supply of Agreement Products by TGC to GI under the Supply Agreement no longer technically or commercially viable (a "Blockage"), either Party may terminate this Agreement and such termination shall be treated as a termination for commercial non-viability by GI pursuant to Section 8.2; provided, however, that TGC may not terminate this Agreement under the provisions of this Section 6.8 if GI has agreed to modify the Development Plan to eliminate such Blockage or if, and for so long as, GI is negotiating in good faith to obtain a license under such Blocking Patent which would eliminate such situation or if GI is actively contesting through litigation, patent office action or otherwise the validity or enforceability of such Blocking Patent; provided, further, however, that nothing contained in this
Section 6.8 shall limit or modify in any way GI's indemnification obligation under Section 9.1(v).

     6.9  Trademarks.

             6.9.1 GI shall at its own expense select, register and maintain the trademark(s) used by GI, its Affiliates and Sublicensees (the "GI Trademarks") in connection with Agreement Products. TGC shall have no rights in respect of GI Trademarks, except as expressly provided in Section 4.4.

             6.9.2 TGC agrees to give GI prompt written notice of any unlicensed use by Third Parties of GI Trademarks of which TGC has knowledge.

             6.9.3 GI shall mark all Agreement Product marketed and sold by GI, its Affiliates and Sublicensees with issued patent numbers identifying patents covering such Agreement Products and, in addition, shall, to the extent permitted by Applicable Law, state on labeling and promotional materials for any Agreement Product that such Agreement Product was developed together with TGC under an agreement with TGC and, if applicable, partially manufactured by TGC. Any such statement and any use of any of TGC's trademarks and logos in connection therewith shall, in each case, be in commercially reasonable compliance with TGC's patent marking and trademark usage policies as provided by TGC to GI.

                                   ARTICLE 7

                                CONFIDENTIALITY

     7.1 Confidentiality; Exceptions. Except as otherwise provided in the this Agreement or the Supply Agreement, the Parties agree that, for the term of this Agreement and for five (5) years thereafter, all non-public, proprietary or "confidential" marked invention disclosures, know-how, data, and technical, financial and other information of any nature whatsoever, including, without limitation all discussions and information exchanged between the Parties pursuant to a certain nondisclosure agreement entered into by the Parties dated September, 27, 1998 (collectively, "Confidential Information"), disclosed or submitted, either orally or in writing (including, without limitation by electronic means) or through observation, by one Party (the "Disclosing Party") to the other Party (the "Receiving Party") hereunder shall be received and maintained by the Receiving Party in strict confidence, shall not be used for any purpose other than the purposes expressly permitted by this Agreement and the Supply Agreement, and shall not be disclosed to any Third Party (including, without limitation in connection with any publications, presentations or other disclosures). Notwithstanding the foregoing, the Receiving Party may, subject to the provisions of this Agreement and the Supply Agreement, disclose the Disclosing Party's Confidential Information to those of its and its Affiliates' or its Sublicensees' directors, officers, employees, agents, consultants and clinical investigators that have a need to know such Confidential Information to achieve the purposes of this Agreement and the Supply Agreement; provided, however, that such Party shall ensure that its and its Affiliates' or Sublicensees' directors, officers, employees, agents, consultants or clinical investigators to whom disclosure is to be made are bound by, and take reasonable efforts to ensure compliance with, the confidentiality terms hereof. Each Party will promptly notify the other upon discovery of any unauthorized use or disclosure of the Confidential Information. Confidential Information belongs to and shall remain the property of the Disclosing Party. The provisions of this
Article 7 shall not apply to any information which can be shown by the Receiving
Party:

             7.1.1 To have been known to or in the possession of the Receiving Party prior to the date of its actual receipt from the Disclosing Party;

             7.1.2 To be or to have become readily available to the public other than through any act or omission of the Receiving Party in breach of this Agreement or the Supply Agreement or any other agreement between the Parties;

             7.1.3 To have been disclosed to the Receiving Party, other than under an obligation of confidentiality, by a Third Party which had no obligation to the Disclosing Party not to disclose such information to others; or

             7.1.4 To have been subsequently independently developed by the Receiving Party without use of the Confidential Information as demonstrated by competent written records.

     7.2 Authorized Disclosure. Each Party may disclose Confidential Information hereunder solely to the extent such disclosure is reasonably necessary in connection with submissions to any Government Authority for the purposes of this Agreement or the Supply Agreement or in filing or prosecuting patent applications contemplated under this Agreement or the Supply Agreement, prosecuting or defending litigation, complying with Applicable Laws or conducting Development Work for the purposes expressly permitted by this Agreement or the Supply Agreement; provided that in the event of any such disclosure of the Disclosing Party's Confidential Information by the Receiving Party, the Receiving Party will, except where impracticable, give reasonable advance notice to the Disclosing Party of such disclosure requirement (so that the Disclosing Party may seek a protective order and or other appropriate remedy or waive compliance with the confidentiality provisions of this Article 7) and will use its reasonable efforts to secure confidential treatment of such Confidential Information required to be disclosed. Notwithstanding the above, GI may disclose preclinical and clinical data and results relating to Agreement Products to qualified medical professionals for the limited purposes of marketing such products and conducting medical education initiatives reasonably designed to increase sales of products.

     7.3 Return of Confidential Information. The Receiving Party shall keep Confidential Information belonging to the Disclosing Party in appropriately secure locations. Upon the expiration or termination of this Agreement, any and all Confidential Information possessed in tangible form by a Receiving Party, its Affiliates or Sublicensees, or its or any of their officers, directors, employees, agents, consultants or clinical investigators and belonging to the Disclosing Party, shall, upon written request, be immediately returned to the Disclosing Party (or destroyed if so requested) and not retained by the Receiving Party, its Affiliates or Sublicensees, or any of their officers, directors, employees, agents, consultants or clinical investigators; provided however that a Party may retain one (1) copy of any Confidential Information in an appropriately secure location, which by Applicable Laws it must retain, for so long as such Applicable Laws require such retention but thereafter shall dispose of such retained Confidential Information in accordance with Applicable Laws or this Section 7.3.

     7.4 Publications and Announcements. Except as otherwise permitted under this Agreement or the Supply Agreement or as required by law, regulation, or court order, each Party agrees not to publish any Confidential Information received from the other Party. Except as required by law, regulation or court order, GI and TGC each agree that without obtaining the other Party's prior written approval for any publication or any presentation, which shall not be unreasonably withheld, neither Party shall publish or present (i) any Confidential Information generated by that Party and related to the development or commercialization of Agreement Products, or (ii) the results of any clinical trial studies or non- clinical studies or investigations carried out by that Party related to the development of Agreement Products. At least thirty (30) days prior to any such publication or presentation, the Party proposing to publish or present shall provide the other Party a copy of the proposed abstract, manuscript or presentation (including, without limitation information to be presented verbally) for review. The other Party shall respond in writing within such time period with either approval of the proposed material or a specific statement of (a) concern based upon the need to seek patent protection,
(b) concern regarding competitive disadvantage arising from the proposal, or (c) concern regarding the timing and circumstances of such disclosure in light of such Party's business. In the event that the other Party has concerns about disclosure of Confidential Information, the Party proposing to publish agrees to provide such other Party any additional information relating to the proposed disclosure, as reasonably requested by such other Party. In the event of concern relating to patent protection, the Party proposing to publish agrees not to submit such abstract or manuscript for publication or to make such presentation until the other Party has had a reasonable period of time to seek patent protection for any material in such publication or presentation which it believes is patentable or to resolve any other issues, such period not to exceed sixty (60) additional days. In the event of concern regarding competitive disadvantage or the timing and other circumstances relevant to the disclosure, the Parties will negotiate in good faith to attempt to arrive at a compromise to permit the disclosing Party an opportunity to publish or present the disclosure within a reasonable period of time. The Party proposing to publish also agrees to delete from any such abstract or manuscript or presentation any Confidential Information of the other Party that such other Party reasonably believes has commercial value based upon the secrecy of such information. Once approval for a publication or presentation has been granted, the relevant Party shall be entitled to use information contained in such publication or presentation after the date of its publication or presentation without seeking further approval. It is understood that general comments made by a Party relating to the relationship between GI and TGC established by this Agreement or the Supply Agreement, including, for example, general comments made in response to inquiries at professional meetings and other similar circumstances, are not intended to be restricted by the provisions of this Article 7 provided that such information has been disclosed to the public previously or cleared for such disclosure by the other Party. It is understood further that Confidential Information may be disclosed by TGC to Third Parties bound by non-disclosure agreements to the extent such Confidential Information (1) relates to System technology generally and is not specific to the Agreement Products and (2) is disclosed in relation to matters outside the Parties' collaboration efforts with respect to Agreement Products. Prior to any such disclosure, TGC will provide such disclosures to GI for GI's approval which shall not be unreasonably withheld.

                                   ARTICLE 8

                             TERM AND TERMINATION

     8.1  Term.

             8.1.1 This Agreement shall commence as of the Effective Date and shall continue in full force and effect until the term of the right and license granted by TGC to GI pursuant to Section 4.2.1 has expired. Upon expiration of the term of the right and license granted by TGC to GI pursuant to Section 4.2.1, the term of this Agreement will expire.

             8.1.2 Notwithstanding the provisions of Section 8.1.1 above, this Agreement may be terminated prior to expiration in accordance with the terms and conditions of this Article 8.

     8.2 Termination for Technical or Commercial Non-Viability. During the Development Period, GI may terminate this Agreement upon not less than one hundred eighty (180) days' prior written notice to TGC, if in GI's reasonably exercised judgment, based on failure to meet safety or technical criteria set out in the Development Plan, GI considers that further development of Agreement Products is not technically or commercially viable.

     8.3  Termination at Will.

             8.3.1 GI may terminate this Agreement at any time in GI's sole discretion, at any time from and after the first anniversary of the Effective Date, upon not less than one hundred eighty (180) days' prior written notice to TGC.

             8.3.2 In the event that GI seeks to terminate this Agreement as provided under Section 8.3.1, GI agrees that notwithstanding any other condition or provision to the contrary under this Article 8, GI will grant rights to TGC as provided under Section 8.6.4, such grant to be effective as of the effective date of GI's termination of this Agreement under Section 8.3.1.

     8.4 Termination for Cause. Subject to Section 10.2 below, if either Party commits a material breach of this Agreement or the Supply Agreement at any time, which breach is not cured within thirty (30) days in the case of a breach consisting of an undisputed nonpayment of money, or ninety (90) days in the case of any other material breach, after written notice from the non-breaching Party specifying the breach, or if such breach is not susceptible of cure within such period, the breaching Party is not making diligent good faith efforts to cure such breach, the non-breaching Party shall have the right to terminate this Agreement and the Supply Agreement by written notice. The Parties acknowledge and agree that failure to exercise any right or option, or to take any action expressly within the discretion of a Party shall not be deemed to be a material breach hereunder.

     8.5 Termination for Insolvency. To the extent permitted by Applicable Laws, either Party may terminate this Agreement or the Supply Agreement upon written notice to the other Party on or after the occurrence of any of the following events: (i) the appointment of a trustee, receiver or custodian for all or substantially all of the property of the other Party, or for any lesser portion of such property, if the result materially and adversely affects the ability of the other Party to fulfill its obligations hereunder or thereunder, which appointment is not dismissed within sixty (60) days, (ii) the determination by a court or tribunal of competent jurisdiction that the other Party is insolvent such that a Party's liabilities exceed the fair market value of its assets, (iii) the filing of a petition for relief in bankruptcy by the other Party on its own behalf, or the filing of any such petition against the other Party if the proceeding is not dismissed or withdrawn within sixty (60) days thereafter, (iv) an assignment by the other Party for the benefit of creditors, or (v) the dissolution or liquidation of the other Party. All rights and licenses granted under or pursuant to this Agreement by one Party to the other Party are, and shall otherwise be deemed to be, for the purposes of
Section 365(n) of the Bankruptcy Code, licenses of rights to "intellectual property" as defined under Section 101(35A) of the Bankruptcy Code. The Parties agree that both Parties, as a licensees of such rights and licenses, shall retain and may fully exercise all of their rights and elections under the Bankruptcy Code.

     8.6  Rights on Termination.

             8.6.1  In the event that GI terminates this Agreement under Section
8.2 (Termination for Technical or Commercial Non-Viability) or Section 8.3 (Termination at Will), or in the event that TGC terminates this Agreement under
Section 8.4 (Termination for Cause), all rights and licenses granted to GI hereunder, and all rights granted to GI under the Supply Agreement, shall terminate and revert to TGC. Thereafter, GI shall have no further right or interest in, to or under any intellectual property of TGC pursuant to this Agreement or the Supply Agreement and, except as provided in Sections 4.4 and
8.6.4 with respect to TGC's rights under certain circumstances to obtain certain licenses from GI, TGC shall have no right or interest in, to or under, or with respect to, any intellectual property of GI pursuant to this Agreement or the Supply Agreement and, except as provided in Sections 4.4 and 8.6.4 with respect to TGC's rights under certain circumstances to obtain certain licenses from GI, TGC shall have no right or interest in, to or under, or with respect to, any intellectual property of GI pursuant to this Agreement or the Supply Agreement.

             8.6.2  In the event that GI terminates this Agreement pursuant to
Section 8.4 (Termination for Cause) or Section 8.5 (Termination for Insolvency) above, TGC shall be deemed to have granted to GI an irrevocable exclusive worldwide right and license (except as otherwise set forth on Schedule 4.2.1) under the Licensed Patent Rights and the Licensed Know-How and all intellectual property Controlled by TGC under the Third Party Agreements and the Excluded Future Agreements, as of the date of such termination, to make, have made, use, have used, sell, offer for sale, have sold, lease, market and import Agreement Products subject to GI assuming all post-termination obligations of TGC concerning payments arising out of the grant of such right and license to GI and GI's exercise of such right and license with respect to Additional Technology and all intellectual property Controlled by TGC under the Third Party Agreements and the Excluded Future Agreements and, in the case of a termination due to Section 8.5 (Termination for Insolvency) only, to payment by GI to TGC of a royalty of [ *] Net Sales of any Agreement Product by GI, its Affiliates and licensees after the effective date of termination of this Agreement until [*]. The term "First Commercial Sale" shall have the meaning set forth in Section 2.2.5 of the Supply Agreement. GI shall have the right to offset GI's reasonable damages in connection with such breach, as determined by an independent third party auditor, against any royalty payments made to TGC pursuant to the foregoing [*] royalty. TGC shall reasonably assist GI in the transfer of the manufacturing of the Agreement Products, including the transfer of useful biomaterials (e.g., cell lines) and shall provide GI with copies of all written or other tangible forms of recorded Licensed Know-How relating to the manufacturing processes for Agreement Products (including, without limitation, copies of any and all Regulatory Documents or other correspondence with any Government Authority previously not provided by TGC to GI pursuant to the provisions of the final sentence of Section 2.8.3). TGC expressly acknowledges and agrees that damages may be an inadequate remedy for breach by TGC of the provision of the previous sentence and that GI shall be entitled to seek injunctive relief to enforce the provisions thereof. Upon expiration of GI's obligation to pay to TGC royalties under this Section 8.6.2, GI shall have a paid-up, irrevocable, worldwide, nonexclusive right and license under the Licensed Know-How granted by TGC to GI herein as of such expiration date to make, have made, use and sell Agreement Products.

             8.6.3  In the event that GI terminates this Agreement pursuant to
Section 8.2 (Termination for Technical or Commercial Non-Viability) or Section
8.3 (Termination at Will) above, in addition to any liability or obligation accrued as of the effective date of such termination, GI shall reimburse TGC for TGC's actual costs associated with terminating or, if required, completing any agreed upon pre-clinical study in progress as of the effective date of such termination and other noncancellable activities and commitments pursuant to the Development Plan, provided that TGC shall use Reasonable Commercial Efforts to reduce or mitigate such costs by any commercially reasonable means.

             8.6.4  In the event that GI terminates this Agreement under Section
8.3 (Termination at Will) or TGC terminates this Agreement under Section 8.4 (Termination for Cause), and TGC exercises its rights under Section 4.4 to obtain a right and license under the GI Patent Rights, TGC shall assume all post-termination obligations of GI concerning payments arising out of the grant of such right and license to TGC and TGC's exercise of such right and license with respect to Additional Technology and shall pay to GI the amounts specified below upon the occurrence of the events specified below:

             (a)    [*]

______________________

* Portions of this exhibit have been omitted pursuant to a request for confidential treatment filed with the Securities and Exchange Commission. The omitted portions of this exhibit have been filed separately with the Securities and Exchange Commission

             (b)    [*]

             (c)    [*]

             (d)    [*]

             8.6.5 In the event that this Agreement expires under Section 8.1.1 (expiration), GI shall have an irrevocable, payment-free, worldwide, nonexclusive right and license under the Licensed Know-How existing as of the date of such expiration to make, have made, use, have used, offer for sale, lease, market, sell, have sold and import Agreement Products; provided that the term of such nonexclusive right and license shall expire upon the earlier of (i) the date of expiration of the Supply Agreement pursuant to a written [*] notice given by GI to TGC under Section 11.1.1 of the Supply Agreement, or (ii) termination of the Supply Agreement by GI pursuant to Section 11.2 (Termination at Will) or by TGC pursuant to Section 11.3 (Termination for Cause).

             8.6.6 Except as otherwise provided in this Section 8.6.5 and except as otherwise required to effect the other provisions of this Article 8, in the event this Agreement is terminated for any reason, (i) except as otherwise expressly provided in this Agreement, all rights and obligations of the Parties under this Agreement, shall terminate; (ii) GI shall surrender to TGC, or, at TGC's sole option, GI shall destroy and provide TGC with a certificate signed by a Responsible Executive of GI attesting to the destruction of, all copies of any Licensed Know-How or other Confidential Information provided by TGC hereunder; and (iii) TGC shall surrender to GI, or, at GI's sole option, TGC shall destroy and provide GI with a certificate signed by a Responsible Executive of TGC attesting to the destruction of, all copies of any Confidential Information provided by GI hereunder.

     8.7 Accrued Rights. Termination, relinquishment or expiration of this Agreement for any reason shall be without prejudice to any right which shall have accrued to the benefit of either Party prior to such termination, relinquishment or expiration, including damages arising from any breach under this Agreement or the Supply Agreement. Such termination, relinquishment or expiration shall not relieve either Party from obligations which are expressly indicated to survive termination or expiration of this Agreement or the Supply Agreement.

     8.8 Survival. The following articles and sections of this Agreement shall survive expiration of this Agreement pursuant to Section 8.1.1 or termination of this Agreement for any reason: Articles 7, 9, 10, and 11, and Sections 6.1, 6.2, 6.4, 8.6, 8.7 and 8.8.

                                   ARTICLE 9

              INDEMNIFICATION; INSURANCE; LIMITATION OF LIABILITY

     9.1 Indemnification by GI. Except for any actions or liabilities arising out of infringement of Third Party patent rights pursuant to Section 6.7.1 hereof, GI hereby agrees to save, defend, and hold TGC, its Affiliates and their officers, directors, employees and agents harmless from and against any and all losses, damages, liabilities, costs and expenses, including reasonable attorneys' fees and expenses that arise in connection therewith, (collectively, "Losses") resulting from or arising out of: (i) the storage of Agreement Products or the conversion of Agreement Product from bulk to finished form, after the date of delivery of such Agreement Products to GI; or (ii) the

______________________

* Portions of this exhibit have been omitted pursuant to a request for confidential treatment filed with the Securities and Exchange Commission. The omitted portions of this exhibit have been filed separately with the Securities and Exchange Commission labeling, marketing, promotion, distribution and sale of Agreement Products by GI, its affiliates or licensees (in regard to (i) and (ii), except to the extent caused by the negligence or willful misconduct of, or failure to comply with Applicable Laws or breach of this Agreement by, TGC or its Affiliates, Outside Contractors, Contract Manufacturers (other than GI or an Affiliate of GI), and its or their directors, officers, agents, employees or consultants, and except to the extent such Losses result from or arise out of any act or omission for which TGC is found to have an indemnification obligation pursuant to Section 9.2 of this Agreement); or (iii) the negligence or willful misconduct of GI or its Affiliates, licensees or Sublicensees, and its or their directors, officers, agents, employees, or consultants or clinical investigators; or (iv) the material breach by GI of any representation, warranty, covenant or other provision of this Agreement; or (v) any of TGC's or GI's activities under this Agreement or the Supply Agreement that infringe any patent owned or otherwise controlled by a Third Party with respect to the Protein A or Protein B component of any Agreement Product. Notwithstanding the above, in the event that Losses arise in connection with an inherent defect in a Agreement Product which is not the direct and proximate cause of either Party, [*].

     9.2 Indemnification by TGC. Except for any actions or liabilities arising out of infringement of Third Party patent rights pursuant to Section 6.7.2 hereof, TGC hereby agrees to save, defend and hold GI, its Affiliates and their officers, directors, employees and agents harmless from and against any and all Losses resulting from or arising out of (i) the manufacture, use, or consumption of Agreement Products, or the storage of Agreement Products prior to the date of delivery thereof to GI (including, without limitation for any breach of the warranty in Section 2.8 of the Supply Agreement), except to the extent caused by the negligence or willful misconduct of, or failure to comply with Applicable Laws or breach of terms of this Agreement by, GI or its Affiliates, licensees or Sublicensees and its or their directors, officers, agents, employees, consultants or clinical investigators, or (ii) the negligence or intentional misconduct of TGC, or its Affiliates, Outside Contractors and Contract Manufacturers (other than GI or an Affiliate of GI), and its or their directors, officers, agents, employees or consultants, or (iii) the material breach by TGC of any representation, warranty, covenant or other provision of this Agreement, or (iv) any adverse affect on GI as a result of any breach by TGC of any TGC IP Agreement, or (v) any of GI's or TGC's activities under this Agreement or the Supply Agreement (including the sale by GI, its Affiliates or its licensees of Agreement Products supplied by TGC to GI) that infringe any patent owned or otherwise controlled by a Third Party with respect to the component of any Agreement Product which consists of [ *] used to deliver a gene or other genetic material. Notwithstanding the above, in the event that Losses arise in connection with an inherent defect in an Agreement Product which is not the direct and proximate cause of either Party, [*].

     9.3 Indemnification Procedure.

          9.3.1 Each indemnified Party (the "Indemnitee") agrees to give the indemnifying Party (the "Indemnitor") prompt written notice of any Losses or discovery of fact upon which

---------------------
* Portions of this exhibit have been omitted pursuant to a request for confidential treatment filed with the Securities and Exchange Commission. The omitted portions of this exhibit have been filed separately with the Securities and Exchange Commission the Indemnitee intends to base a request for indemnification. Notwithstanding the foregoing, the failure to give timely notice to the Indemnitor shall not release the Indemnitor from any liability to the Indemnitee to the extent the Indemnitor is not prejudiced thereby.

          9.3.2 The Indemnitee shall furnish promptly to the Indemnitor copies of all papers and official documents in the Indemnitee's possession or control which relate to any Losses; provided, however, that if the Indemnitee defends or participates in the defense of any Losses, then the Indemnitor shall also provide such papers and documents to the Indemnitee. The Indemnitee shall cooperate with the Indemnitor in providing witnesses and records necessary in the defense against any Losses.

          9.3.3 The Indemnitor shall have the right, by prompt notice to the Indemnitee, to assume direction and control of the defense of any Third Party claim forming the basis of such Losses, with counsel reasonably acceptable to the Indemnitee and at the sole cost of the Indemnitor, so long as (i) the Indemnitor shall promptly notify the Indemnitee in writing (but in no event more than thirty (30) days after the Indemnitor's receipt of notice of the claim) that the Indemnitor intends to indemnify the Indemnitee from and against any Losses the Indemnitee may suffer arising out of the claim absent the development of facts that give the Indemnitor the right to claim indemnification from the Indemnitee and (ii) the Indemnitor diligently pursues the defense of the claim.

          9.3.4 If the Indemnitor assumes the defense of the claim as provided in Section 9.3.3 above or Section 9.3.5 below the Indemnitee may participate in such defense with the Indemnitee's own counsel who shall be retained, at the Indemnitee's sole cost and expense; provided, however, that neither the Indemnitee nor the Indemnitor shall consent to the entry of any judgment or enter into any settlement with respect to the claim without the prior written consent of the other Party, which consent shall not be unreasonably withheld or delayed. If the Indemnitee withholds consent in respect of a judgment or settlement involving only the payment of money by the Indemnitor and which would not involve any stipulation or admission of liability or result in the Indemnitee becoming subject to injunctive relief or other relief, the Indemnitor shall have the right, upon notice to the Indemnitee within five (5) days of receipt of the Indemnitee's written denial of consent, to pay to the Indemnitee, or to a trust for its or the Third Party's benefit, as shall be established at trial or by settlement, the full amount of the Indemnitor's obligation under
Section 9.1 or Section 9.2, as applicable, with respect to such proposed judgment or settlement, including all interest, costs or other charges relating thereto, together with all attorneys' fees and expenses incurred to such date for which the Indemnitor is obligated under this Agreement, if any, at which time the Indemnitor's rights and obligations with respect to the claim shall cease.

          9.3.5 If the Indemnitor does not so assume the defense of such claim, the Indemnitee may conduct such defense with counsel of the Indemnitee's choice but may not settle such case without the written consent of the Indemnitor, such consent not to be unreasonably withheld or delayed. In addition, the Indemnitor shall have the right to assume control of the defense, at its own expense, at any time upon five (5) days' prior notice to the Indemnitee.

          9.3.6 Except as provided in Section 9.3.5 above, the Indemnitor shall not be liable for any settlement or other disposition of a Loss by the Indemnitee which is reached without the written consent of the Indemnitor.

          9.3.7 Except as otherwise provided in this Section 9.3, the portion of costs and expenses, including reasonable fees and expenses of counsel, incurred by any Indemnitee under Section 9.3.5 in connection with any claim corresponding to the Indemnitor's obligation under Section 9.1 or Section 9.2, as applicable, shall be reimbursed on a calendar quarter basis by the Indemnitor, for so long as the Indemnitee controls the defense of the claim, without prejudice to the Indemnitor's right to contest the Indemnitee's right to indemnification and subject to refund in the event the Indemnitor is ultimately held not to be obligated to indemnify the Indemnitee.

     9.4 Insurance.

          9.4.1 For so long as GI is conducting clinical trials using Agreement Products or manufacturing, marketing, promoting, distributing and selling Agreement Products under this Agreement or under the Supply Agreement, GI shall either provide reasonably satisfactory evidence to TGC of GI's self-insurance or obtain product liability insurance for the benefit of GI, naming TGC as an additional party insured, covering such products under terms which are similar to that obtained by GI for GI's other marketed and sold products or products under clinical trials.

          9.4.2 In the event that TGC is conducting clinical trials using Agreement Products or manufacturing and supplying Agreement Products for use by GI in the manufacturing, marketing, promotion, distribution and sale of Agreement Products, TGC shall obtain product liability insurance for the benefit of TGC, naming GI as an additional party insured, covering such products obtained therefrom under terms which are similar to that obtained by other companies comparable to TGC for products similar to such products and used in similar circumstances under similar conditions. TGC shall provide GI with a certificate of insurance as evidence of such coverage.

     9.5 Limitation of Liability; Remedies Cumulative.

          9.5.1 EXCEPT FOR EACH PARTY'S INDEMNIFICATION OBLIGATIONS HEREUNDER AND ANY CLAIMS RELATED TO ONE PARTY'S INFRINGEMENT OF THE OTHER PARTY'S INTELLECTUAL PROPERTY OUTSIDE OF THE RIGHTS AND LICENSES GRANTED HEREUNDER OR BREACH BY A PARTY OF ITS CONFIDENTIALITY OBLIGATIONS HEREUNDER, UNDER NO CIRCUMSTANCES SHALL A PARTY HEREOF BE LIABLE TO THE OTHER PARTY HEREOF FOR CONSEQUENTIAL, INCIDENTAL, PUNITIVE OR SPECIAL DAMAGES.

          9.5.2 THE REMEDIES PROVIDED IN THIS AGREEMENT ARE CUMULATIVE AND NOT EXCLUSIVE OR IN LIMITATION OF ANY OTHER REMEDY AVAILABLE UNDER THIS AGREEMENT OR AT LAW OR IN EQUITY. ACCORDINGLY, UNLESS OTHERWISE EXPRESSLY PROVIDED IN THIS AGREEMENT, A REMEDY PROVIDED IN THIS AGREEMENT AS AVAILABLE EITHER TO TGC OR GI IS NOT INTENDED AS AN EXCLUSIVE REMEDY.

                                  ARTICLE 10

                       GOVERNING LAW; DISPUTE RESOLUTION

     10.1 Governing Law. This Agreement shall be governed by and construed under the laws of the State of New York.

     10.2 Dispute Resolution. If the Parties are unable to resolve a dispute among them informally, either GI or TGC, by written notice to the other, may have such dispute referred to their respective executive officers designated for attempted resolution by good faith negotiations (each, a "Responsible Executive").

            For GI:      President of Wyeth-Ayerst Research for
                         development issues,
                         and
                         President Wyeth-Ayerst Global
                         Pharmaceuticals for commercialization
                         issues

            For TGC:     Chief Executive Officer of TGC

     Any such dispute shall be submitted to the Responsible Executives no later than thirty (30) days following such request by either GI or TGC. In the event the Responsible Executives are not able to resolve any such dispute within sixty
(60) days after submission of the dispute to such executive officers, GI or TGC, as the case may be, may pursue whatever measures legally available to resolve such dispute. All negotiations pursuant to this Section 10.2 shall be treated as compromise and settlement negotiations. Nothing said or disclosed, nor any document produced, in the course of such negotiations which is not otherwise independently discoverable shall be offered or received as evidence or used for impeachment or for any other purpose in any current or future arbitration or litigation.

                                  ARTICLE 11

                                 MISCELLANEOUS

     11.1 Assignment.

          11.1.1 Neither Party may assign or otherwise transfer its rights or obligations under this Agreement without the prior written consent of the other Party, such consent not to be unreasonably withheld, except that a Party may assign or otherwise transfer its rights or obligations in whole or in part without such consent (i) to an Affiliate of such Party, including, without limitation, with respect to GI, American Home Products Corporation, provided that no such assignment shall relieve any Party as the primary obligor hereunder, or (ii) to a Third Party in connection with the merger, consolidation, or sale of substantially all of the assets of the assigning Party, or reorganization affecting substantially all of the assets or voting control of the assigning Party.

           11.1.2 This Agreement shall be binding upon and inure to the benefit of the successors and permitted assigns of the Parties. Any assignment not in accordance with this Agreement shall be void.

     11.2 Force Majeure. Neither Party shall lose any rights hereunder or be liable to the other Party for damages or losses on account of failure of performance by the defaulting Party if the failure is occasioned by government action, war, fire, explosion, flood, strike, lockout, embargo, act of God, or any other similar cause beyond the control of the defaulting Party, provided that the Party claiming force majeure shall promptly notify the other Party in writing setting forth the nature of such force majeure, shall use its best efforts to eliminate, remedy or overcome such force majeure and shall resume performance of its obligations hereunder as soon as reasonably practicable after such force majeure ceases. Except as provided in the previous sentence, if any force majeure continues for more than one hundred eighty (180) days, the other Party may terminate this Agreement in part, on a country-by- country basis, or in whole, if all countries are affected, upon written notice to the affected Party.

     11.3 Further Actions. Each Party agrees to execute, acknowledge and deliver such further instruments, and to do all such other acts, as may be necessary or appropriate in order to carry out the purposes and intent of this Agreement.

     11.4 Governmental Approvals; Compliance with Law. The Parties shall make all filings with Government Authorities as shall be required by Applicable Laws in connection with this Agreement and the activities contemplated hereunder or thereunder. In fulfilling its obligations under this Agreement each Party agrees to comply in all material respects with all Applicable Laws.

     11.5 Public Announcement. Except for such disclosure as is deemed necessary, in the reasonable judgment of a Party to comply with Applicable Laws, no announcement, news release, public statement, publication or presentation relating to the existence of this Agreement and the Supply Agreement, or the terms hereof or thereof, will be made without the other Party's prior written approval, which approval shall not be unreasonably withheld. The Parties agree that they will coordinate the initial announcement or press release relating to the existence of this Agreement and the Supply Agreement so that such initial announcement or press release is made contemporaneously by each Party. Notwithstanding the foregoing, each Party consents to references to it in reports or documents or other disclosures sent to stockholders or filed with or submitted to any Government Authority or stock exchange or as may be required by law to be made. However, the Party making such references shall afford the other Party the prior opportunity to review the text of any such report, document or other disclosure, and shall use its best efforts to comply with any reasonable requests regarding changes to such reports, documents and other disclosures which are provided to it by the other Party in a timely manner. The Parties each agree that once approval for disclosure of information subject to this Section
11.5 has been obtained, the Party that requested such approval shall be entitled to use such information substantially in the form initially presented without an obligation to seek further approval.

     11.6 Notices. All notices required or permitted to be given under this Agreement or the Supply Agreement, including, without limitation all invoices provided by TGC to GI, shall be in writing and shall be deemed given if delivered personally or by facsimile transmission receipt verified, mailed by registered or certified mail return receipt requested, postage prepaid, or sent by express courier service, to the Parties at the following addresses, or at such other address for a Party as shall be specified by like notice, provided that notices of a change of address shall be effective only upon receipt thereof.

          If to TGC, addressed to:   Targeted Genetics Corporation
                                     1100 Olive Way, Suite 100
                                     Seattle, Washington 98101
                                     Attention: H. Stewart Parker
                                     President and Chief Executive Officer
                                     Telephone: (206) 623-7612
                                     Facsimile: (206) 223-0288


          With a copy, except
          for invoices, to:          Morrison & Foerster LLP
                                     425 Market Street
                                     San Francisco, California 94105-2482
                                     Attention: Charles F. Hoyng, Esq.
                                     Telephone: (415) 268-7000
                                     Facsimile: (415) 268-7522

          If to GI addressed to:     Genetics Institute, Inc.
                                     c/o Wyeth-Ayerst Laboratories, Inc.
                                     55 East Lancaster Ave.
                                     St. Davids, Pennsylvania 19807

                                     Attention:  Senior Vice President, Global
                                     Business Development
                                     Telephone: 610-971-5809
                                     Facsimile: 610-688-9498

          With copies, except
          for invoices, to:          Ropes & Gray
                                     One International Place
                                     Boston, Massachusetts 02110-2624
                                     Attention:  Geoffrey B. Davis, Esq.
                                     Telephone:  (617) 951-7742
                                     Facsimile:  (617) 951-7050

                                     American Home Products Corporation
                                     Five Giralda Farms
                                     Madison, New Jersey  07940
                                     Attention:  Executive VP, General Counsel
                                     Telephone: 973-660-6040
                                     Facsimile:  973-660-7050

     The date of receipt of any notice given under this Agreement, including, without limitation any invoice provided by TGC to GI, shall be deemed to be the date given if delivered personally or by facsimile transmission receipt verified, seven (7) days after the date mailed if mailed by registered or certified mail return receipt requested, postage prepaid, and two
(2) days after the date sent if sent by express courier service.

     11.7 Waiver. No failure of either Party to exercise and no delay in exercising any right, power or remedy in connection with this Agreement (each a "Right") will operate as a waiver thereof, nor will any single or partial exercise of any Right preclude any other or further exercise of such Right or the exercise of any other Right.

     11.8 Disclaimer of Agency. The relationship between TGC and GI established by this Agreement is that of independent contractors, and nothing contained herein shall be construed to (i) give either Party the power to direct or control the day-to-day activities of the other, (ii) constitute the Parties as the legal representative or agent of the other Party or as partners, joint venturers, co-owners or otherwise as participants in a joint or common undertaking, or (iii) allow either Party to create or assume any liability or obligation of any kind, express or implied, against or in the name of or on behalf of the other Party for any purpose whatsoever, except as expressly set forth in this Agreement.

     11.9 Severability. If any term, covenant or condition of this Agreement or the application thereof to any Party or circumstance shall, to any extent, be held to be invalid or unenforceable by a court or administrative agency of competent jurisdiction, then (i) the remainder of such documents, or the application of such term, covenant or condition to Parties or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby and each term, covenant or condition of such documents shall be valid and be enforced to the fullest extent permitted by law; and (ii) the Parties hereto covenant and agree to renegotiate any such term, covenant or application thereof in good faith in order to provide a reasonably acceptable alternative to the term, covenant or condition of such documents or the application thereof that is invalid or unenforceable, it being the intent of the Parties that the basic purposes of this Agreement are to be effectuated.

     11.10 Entire Agreement. This Agreement and the Supply Agreement, including all schedules and exhibits attached thereto, which are hereby incorporated therein by reference, set forth all covenants, promises, agreements, warranties, representations, conditions and understandings between the Parties hereto and supersedes and terminates all prior and contemporaneous agreements and understandings between the Parties. There are no covenants, promises, agreements, warranties, representations, conditions or understandings, either oral or written, between the Parties other than as set forth herein or therein. No subsequent alteration, amendment, change or addition to this Agreement shall be binding upon the Parties hereto unless reduced to writing and signed by the respective authorized officers of the Parties.

                 (Remainder of page intentionally left blank)

     11.11 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     In Witness Whereof, the Parties have executed this Agreement by their proper officers as of the date and year first above written.

     Targeted Genetics Corporation           Genetics Institute, Inc.
     ("TGC")


     By: /s/ H. Stewart Parker               By: /s/ Lawrence V. Stein
        ---------------------------             ----------------------------

     Name: H. Stewart Parker                 Name: Lawrence V. Stein
          -------------------------               --------------------------

     Title: President and CEO                Title: Senior Vice President
           ------------------------                -------------------------


     [*]

------------------
* Portions of this exhibit have been omitted pursuant to a request for confidential treatment filed with the Securities and Exchange Commission. The omitted portions of this exhibit have been filed separately with the Securities and Exchange Commission